UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 6, 2007
Date of Report (Date of earliest event reported)

MOBILEMAIL (US) INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51855	Not Applicable
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

Suite 5.18, 130 Shaftesbury Avenue
London, England	W1D 5EU
(Address of principal executive offices)	(Zip Code)

+44(0) 20 7031 1193
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

FORWARD LOOKING STATEMENTS

This current report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties, including statements regarding operating plans, availability of funds, government regulations, common share prices, operating costs, capital costs and other factors. Forward-looking statements are made, without limitation, in relation to our operating plans, our liquidity and financial condition, availability of funds, operating costs and the market in which we compete. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this current report on Form 8-K, and, from time to time, in other reports we file with the SEC. These factors may cause our actual results to differ materially from any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 6, 2007, Mobilemail (US) Inc. (“we”, “us”, “our” or the “Company”) completed the acquisition (the “Acquisition”) of all of the issued and outstanding shares in the capital of OY Tracebit AB (“Tracebit”) pursuant to an Equity Share Purchase Agreement dated January 31, 2007 among the Company and Capella Capital OÜ, Pollux OÜ and Tracebit Holding OY (collectively, the “Vendors”) and Tracebit in consideration for the issuance of an aggregate of 8,224,650 shares of our common stock to the Vendors.

The Acquisition represented a change in control of the Company and the business of Tracebit is the primary business of the Company subsequent to the completion of the Acquisition. Following is a description of the business of Tracebit. Information relating to the Company prior to the Acquisition is set forth in the Company’s Annual Report on Form 10-KSB for the year ended September 30, 2006 filed with the SEC on January 12, 2007.

BUSINESS OF TRACEBIT

Overview

Since 2001, Tracebit has been a developer and publisher of leading edge games and entertainment applications for mobile handsets. Tracebit has developed more than 30 original games and applications for mobile phones and simultaneously created a global network of customers consisting of over 150 agreements including approximately 70 sales channels with global mobile carriers, service providers and content distributors, ensuring delivery to a global audience. Tracebit licenses well-known brands to attach to the products it makes in order to differentiate from other products in the marketplace.

Currently, Tracebit has 10 brands for which it develops mobile games and applications, including: David Coulthard; Kung Fu Hustle; WilliamsF1 Team; Nicky Hayden - MotoGP 2006 World Champion; Scott Dixon (winner of Indy Cars series); Moomin characters; Reality of Speed/BooKoo; Subaru WRX and Giancarlo Fisichella Motor Sport.

Tracebit’s customers are ultimately mobile phone users all over the world that download content (the games Tracebit creates) from:

  mobile portals such as Jamba! and Zingy; or
  carrier sales such as Vodafone, T-Mobile, Orange and Elisa Finland among others.

The mobile portal and carrier sales channels receive content from Tracebit in two ways:

  under a direct agreement with Tracebit that delivers the content to them; or
  through agreements with one or more content aggregators who may represent Tracebit’s content and are in a contractual relationship with Tracebit.

The agreements Tracebit makes are either:

  on a revenue share basis where Tracebit receives a fixed percentage of the net revenues the contract partner receives from its customers; or
  on a fixed fee basis where Tracebit receives a fixed fee per download of its content.

Currently Tracebit’s main sales channels include carriers and mobile portals such as: Elisa Finland; T-Mobile Hungary; Peoples Telephone HK (Part of China Mobile); Times India Ltd.; Opera Telecom (UK); and Playfon (Russia). The main distribution network includes content aggregators such as: Cellmania (US); WapOneLine (US); MIG (China); Airgames (Canada); Amaio (Czech Republic); LocZ (Brazil); End2End (Denmark); and Selatra (UK).

Acquisition Rationale

The Acquisition of Tracebit aligns with our goal of enhancing our portfolio of SMS messaging applications through the addition of multi-media mobile content. The Acquisition diversifies our business into the mobile entertainment industry through the combination of mobile messaging and content delivery solutions. We view product diversification as a key strategy in remaining in a competitive position within the mobile industry.

The acquisition of Tracebit significantly enhances our development plans through:

  providing us with product and revenue diversification in the mobile entertainment industry, facilitating our goal to become a multi-media content and service provider. The combination of mobile messaging as a delivery mechanism for the provision of Tracebit’s mobile gaming content represents the first stage in our expansion plans to become a developer and provider of mobile entertainment products and services;
  increasing sales staff and international distribution channels through content distributors, mobile carriers and service aggregators, targeting both corporate and non-corporate markets. Tracebit has developed a global network consisting of over 150 different sales channels and distributors around the world that are global operators and mobile content and service aggregators, adding additional management expertise in the mobile entertainment industry. Tracebit’s management team significantly enhances our experience, contacts and knowledge within the mobile entertainment industry;

  adding access to Tracebit’s development staff, significantly reducing the development and implementation costs of enhancing our current and future product developments.

We plan to work with brand owners and source content from other content providers to create a wider portfolio of new multi-media interactive mobile content, for example, ring tones, mobile video, wallpapers and games adding to the current portfolio of games and driving sales through Tracebit’s network of carriers and aggregators. With a wider portfolio of products, we plan to expand Tracebit’s presence into the U.S. and Asia and add new carriers, portals and aggregators. We further plan to expand Tracebit’s business into a mobile content and service provider through the creation of a branded sales and distribution portal, facilitating direct sales and offering services similar to what YouTube, Flickr and MySpace are offering online on the internet for the mobile community.

We plan to incorporate value-added services to Tracebit’s online and mobile content, such as online and mobile blogs, picture sharing, interactive messaging (SMS and MMS thereby utilizing our messaging suite), user profiles and partnering with VOIP providers, to facilitate interaction among the community of members utilizing Tracebit’s products and services.

We further plan for Tracebit to become a preferred partner of media/advertising agencies, adding a new customer segment, for delivery of select advertisement enabled content (such as in-content advertisements) to the mobile community where the revenue earned by Tracebit is derived from the advertisers instead of the consumers who will use the content for free. Furthermore, we plan that the mobile community portal itself will be used to drive advertising revenues to Tracebit by working together with media agencies and selling advertising space on select places on the portal.

Corporate Organization

Tracebit was incorporated under the laws of Finland in October 1996. Initially, the core business of Tracebit was IT consulting. However, in 2001, Tracebit divested its IT consulting business and entered the mobile sector, first by selling ring tone and logo editor products created by it and later the same year focusing on emerging J2ME mobile games market.

Tracebit Mobil Solutions India (PVT) was incorporated as a wholly-owned subsidiary of Tracebit in India in 2004. The subsidiary was subsequently dissolved during 2006.

Our Products

We design our portfolio of games to appeal to a broad wireless subscriber base. Our portfolio of games includes original games based on our own intellectual property and games based on brands and other intellectual property licensed by us from branded content owners. These latter games are inspired by non-mobile brands and intellectual property, including movies, board games, Internet-based casual games and console games.

End users typically purchase our games from their wireless carrier and are billed on their monthly phone bill. In Europe, our subscription prices range from 3 to 5 euros, while one-time fees for unlimited use range both higher and lower, depending on the country. Carriers normally share with us 35% to 50% of their subscribers’ payments for our games, which we record as revenues. In the case of games based on licensed brands, we, in turn, share with the content licensor a portion of our revenues. The average royalty rate that we paid on games based on licensed intellectual property was 40% in 2005 and 40% in the first nine months of 2006.

Our games typically generate revenues for 18 to 24 months after release. As a result, we generate a significant portion of our revenues from our collection of games that have been in release for more than 12 months.

Wireless carriers generally control the price charged to end users for our mobile games either by approving or establishing the price of the games charged to their subscribers. Some of our carrier agreements also restrict our ability to change established prices.

The following table sets forth information regarding a selection of our games:

		Year
Title	Branded Content Owner	Introduced	Market
Aqua Strike	Tracebit	2006	Global
BooKoo Motorcross	Sports Telecom	2006	Global
Going Home 2	Tracebit	2006	Global
David Coulthard GP	Sports Telecom	2005	Global
Moomin Adventures – Moominpappa Disappears	Bulls Press	2005	Global, excluding certain Asian countries
The Village	Tracebit	2005	Global
WW2 – Battle for Europe	Tracebit	2005	Global
Scott Dixon Racing	Sports Telecom	2005	Global
A Space Incident 2	Tracebit	2004	Global
The Penguin Run	Tracebit	2005	Global
City Knights 2	Tracebit	2004	Global
Aran – The Escape	Tracebit	2004	Global
Going Home	Tracebit	2003	Global
Aikia I – The Calling	Tracebit	2004	Global
A Space Incident	Tracebit	2002	Global
Extractor	Tracebit	2004	Global
Tennis Champion	Tracebit	2003	Global
Vein Invadors	Tracebit	2003	Global
X-mas Rescue	Tracebit	2003	Global
Illuminator	Tracebit	2003	Global
City Knights	Tracebit	2003	Global
Bring ‘em Back	Tracebit	2003	Global
Sex Blocks	Tracebit	2004	Global
Tank Wars	Tracebit	2002	Global

		Year
Title	Branded Content Owner	Introduced	Market
Kung Fu Hustle	Sony Pictures	2006	Europe and Americas
WilliamsF1 Team Challenge	Sports Telecom	2006	Global
Nicky Hayden GP	Sports Telecom	2006	Global
Subaru Rally Challenge	Sports Telecom	2006	Global

Market Opportunity

Products such as ring tones outsell any other types of content at an approximately 2 to 1 ratio and wallpapers are surprisingly popular considering that people can make their own with their camera phones.

We therefore plan to expand Tracebit’s current product offering to include:

Mobile music services
Ring tones
Ring back tones
Video ring tones
Streamed music
Full track music
Infotainment (mobile sport, leisure and information data services)
Video clips
Streamed video
Wallpapers and graphics
Picture messaging
Games

Furthermore, we may consider acquiring an already existing portal with an existing user base and a proven business model, where Tracebit would aim to create a one stop shop for purchasing content and an online mobile community where users interact with each other, anywhere, anytime, and expand their social network on a daily basis using services like mobile messaging, blogging, user profiles, friends, groups, picture, video & music sharing, downloadable free mobile content, downloadable premium mobile content and multi-player games that the portal would offer. We plan to leverage this community as a media channel for advertisers and act as a merchant for mobile content providers.

We plan to introduce additional revenue streams for Tracebit to the completed online portal to further increase the interaction between the community’s members, thus helping to attract new individual and business users. We plan to source value adding partnerships with leading VOIP and mobile T.V. service providers. These services would be added into the current messaging portfolio of MobileMail SMS based communication solutions to initiate the development of an interactive multi media messaging interface, providing additional revenue through direct users and branding/advertising opportunities.

Competition

Our primary competitors include Glu Mobile, Digital Chocolate, Electronic Arts (EA Mobile), Gameloft, Hands-On Mobile, I-play, Namco and THQ, among others. In the future, likely competitors include major media companies, traditional video game publishers, content aggregators, mobile software providers and independent mobile game publishers. Wireless carriers may also decide to develop, internally or through a managed third-party developer, and distribute their own mobile games. If carriers enter the mobile game market as publishers, they might refuse to distribute some or all of our games or might deny us access to all or part of their networks.

The development, distribution and sale of mobile games is a highly competitive business. For end users, we compete primarily on the basis of brand, game quality and price. For carriers, we compete for deck placement based on these factors, as well as historical performance and perception of sales potential and relationships with licensors of brands and other intellectual property. For content and brand licensors, we compete based on royalty and other economic terms, perceptions of development quality, porting abilities, speed of execution, distribution breadth and relationships with carriers.

Some of our competitors’ and our potential competitors’ advantages over us, either globally or in particular geographic markets include having significantly greater revenues and financial resources, stronger brand and consumer recognition, pre-existing relationships with brand owners or carriers; lower labor and development costs, and broader distribution.

We plan to create a portal and host a mobile social network that would enable Tracebit to increase revenues by collecting demographics of users and utilizing this together with media agencies to reach their client’s target groups with greater accuracy using content and portal for advertising. So far we have not been able to identify a direct competitor offering content distribution and a mobile community portal with a merchant, community and advertising business model. However, within the individual categories we plan to combine, each has its own competitors as outlined below.

The competitive landscape in which Tracebit plans to operate can be split into three broad categories:

  mobile portal: includes competitors such as Jamba! and Zed.
  content distribution: includes competitors such as MobileMedia and MediaPlazza.
  mobile advertising: includes competitors such as Greystripe and AvantGo.

Mobile Portal

Mobile portals sell a wide variety of mobile content to end users on a per download or subscription basis where the user pays a periodical fixed fee and can choose a limited amount of content from a range. The fee is generally less than if the user would have purchased the same items individually. Mobile portals target users specifically looking to personalize their mobile phone by downloading mobile content.

The mobile community business model has a high customer loyalty compared to a pure merchant business model. We plan to differentiate Tracebit from its competition by acquiring a mobile community, and growing the number of registered users interacting with each other, as shown by internet companies such as mySpace and YouTube to create an attractive environment for advertisers, by offering free services like blogging, personal profiles, video, picture and music sharing, friends, groups, search and e-mail. We plan to sell premium downloadable mobile content on the community portal where one of the key differentiating factors is that Tracebit will offer its registered customer base select advertisement enabled content for free, lowering the barrier to enter the world of premium content while at the same time deriving revenues from advertisers. We also plan to offer a possibility for registered users to store their content giving them a possibility to secure their purchase, this typically is something the other competitors do not offer and a customer has to buy the content again if he or she buys a new phone.

Content Distribution

A content distributor sources a wide array of content from content developers and sells it to mobile carriers and portals whose users download the content for a fee that is split between all parties in the value chain on a revenue share basis. Some content distributors also offer turn-key solutions for persons willing to become merchants of mobile content.

We plan to compete in this space by offering content that Tracebit either sources from other content developers and/or produces. There are two major differentiating factors in its product offerings: i) unique content – Tracebit makes the content and controls who offers it to a specific carrier or portal or may agree to source some content on an exclusive basis; and ii) branded content – the carrier or portal already has similar content, however, as there is a brand attached to it, it differentiates enough from others, having better chances of inclusion in the carrier or portal content offering. We plan to pursue licensing additional brands on a continuous basis. We plan to also increase Tracebit’s local presence in US and Asian markets, providing better opportunities to interact with customers. We also plan to explore opportunities in creating co-marketing efforts with the carriers or portals to provide more visibility for the content offered. We also plan to leverage the Tracebit brand and the fact that it has been a pioneer in the mobile content market while adding new channels and exploiting existing ones.

Mobile Advertising

Competitors in this space offers content for free or for a reduced price to the customers who in return are exposed to dynamic advertisements (banners, full-screen advertisements or strategically placed product promotions inside game content) while they consume the content. One competitor offers a possibility for select partners to distribute the full ad-enabled catalog. Most competitors offer on-line tools for advertisers to follow up their mobile campaign.

Tracebit’s main asset and competitive advantage is expected to be the profiles of the members of its mobile community, providing very specific demographic information that can be used to target a specific audience. Using proprietary technology we expect to have the ability to attach dynamically targeted advertising to virtually every piece of content on Tracebit’s portal as well as within the free services therein.

Marketing Plan

The key to enhanced uptake of our products are:

  Capture greater market share with carriers and mobile portals;
  Increased visibility of mobile portal; and
  Establish the mobile community as a recognized media channel among the media agencies and brand owners.

To succeed in our marketing efforts we believe we will need to recruit an experienced marketing expert who will be responsible for setting up and implementing a detailed marketing strategy that helps us reach the objectives above.

Carriers and Mobile Portals

To capture greater market share with carriers and mobile portals, we plan to target carriers, mobile portals, value added resellers and aggregators worldwide with a focus on growth markets like USA, China, India and Brazil.

With the addition of new sales people we expect to have the ability to meet up with the carriers and mobile portals key decision makers on a regular basis to discuss our product offerings. We plan to offer them a fee in exchange for better product placement, advertisements of our products on their own portal and advertisements of their service in the local media where our products are represented. We plan to offer them brand related prizes to be used in contests they arrange on their portal where our products would get visibility. We plan to create an on-line marketing catalog of our product portfolio for the carriers and mobile portals where they can easily view, listen or try out our products.

We plan to add our corporate messaging applications to Tracebit’s portfolio of mobile content as a value-added service. Tracebit’s current distribution channels with mobile operators and value-added resellers provides an opportunity to add to the reseller channels already in place across Hong Kong, China, Africa, Europe, the United Kingdom and the Unites States.

We also plan to attend industry fairs, including among others 3GSM, GDC and CES, where we would set up a booth to present our products and gain access to new sales channels. We further would use banner advertising on Internet sites in conjunction with new product launches to stimulate general consumer awareness and demand for our branded products.

Mobile Portal

To increase visibility of our mobile portal, we plan to target the global mobile phone subscriber base, particularly teenagers and young people who generally have an interest in sports and music.

We plan to approach celebrities with the intent of getting them to join the community and getting permission to making it public through a press release. We plan to use Internet banners, TV-spot and newspaper advertising with an emphasis on free services, free (ad-enabled) downloadable mobile content, and branded content. We also plan to advertise on search engines like Google, using Ad Words and to offer a quality service to get good response from word-of-mouth viral marketing. We plan to attract new users by offering free contests for our registered users where you can win prizes.

Mobile Community

To establish the mobile community as a recognized media channel among the media agencies and brand owners, we plan to target media agencies and brand owners.

We plan to engage a media agency account manager who would visit the media agencies and also to use sales promotion efforts by offering the media agencies a free trial of our service as a media channel and send out promotional leaflets to media agencies.

Plan of Operations

We believe that the key to enhanced visibility and revenue in Tracebit’s marketplace is to:

  Provide leading edge multimedia branded mobile content;
  Increase traffic through the mobile and online portals;
  Increase direct sales and marketing activities with mobile aggregators and service providers; and
  Create a one stop shop offering leading online and mobile content, providing consumers, content providers and brand owners the opportunity to interact at any time.

To reach the objectives we have developed three main strategies:

  content branding strategy;
  portal strategy; and
  content creation and sourcing strategy.

Content Branding Strategy

A brand name can be attached to a product to increase its visibility among other similar products making it stand out. A brand name can also be used to increase the possibilities of signing an agreement with a carrier. The content branding strategy for Tracebit is to:

  Provide leading edge multimedia branded mobile content; and
  Increase direct sales and marketing activities with mobile aggregators and service providers.

We plan to recruit personnel in charge of brand sourcing who will identify and license two major globally known brands in 2007 to attach to Tracebit’s products. We plan to leverage the brands in as many product categories as possible, meaning games, wallpapers, videos and ring tones to maximize sales of products. Furthermore the licensed brands would be used in marketing through personal selling to the carriers and in contests on carrier and the Tracebit portal where brand related material could be used as prizes.

We plan to pursue new agreements and further strengthen existing agreements with carriers and mobile portals by creating top branded content and sourcing content from top content developers around the world. In addition we plan to widen Tracebit’s product portfolio. We believe that this combined with an increased local presence in US and Asia by recruiting new sales people and the use of new marketing efforts would enable Tracebit to substantially increase distribution and revenues.

Portal strategy

The portal strategy is to:

  Provide leading edge multimedia branded mobile content;
  Increase traffic through the mobile and online portals; and
  Create a one stop shop offering leading online and mobile content, providing consumers, content providers and brand owners the opportunity to interact at any time.

We plan to acquire a mobile portal with a mobile community with enough members to support advertising. We believe there are a number of undervalued companies with a large community base that would increase the customer base for Tracebit’s planned one stop shop of mobile entertainment in addition to retaining the portal developers to add the necessary features.

We plan to further grow the size of the community by offering the community a wide array of services free of charge, including services like blogging, personal profiles, storing of purchased mobile content, video, picture and music sharing, friends, groups, search and e-mail. This will enable Tracebit to market its community to media agencies as a credible media channel for both on-portal advertising as well as in-content advertising. We plan to position Tracebit as the preferred partner for advertisers in the mobile space.

We plan to add our corporate messaging applications to Tracebit’s online and mobile content as a value-added service to attract users to the portal.

We plan to offer the users of the community a possibility to buy content from Tracebit’s full product portfolio driving revenues and providing a selected part of the portfolio as advertisement enabled content, driving revenue to Tracebit from advertisers, that can be used by the community members for free. The free content is intended to further increase the user base of the community.

We also plan to explore opportunities to offer the community an option to upgrade their service level for a fee to drive more revenues to Tracebit.

We plan to recruit a person in charge of relationships with media/advertising agencies. The person would initially be responsible for approaching and making agreements with the media/advertising agencies. We plan to recruit a lead developer in charge of the technology and tools within this area. We would offer the media/advertising agencies a new media channel (the mobile community), providing them with advertising space directly on the portal and specifically targeted advertising within content using our proprietary technology. We also plan to develop tools letting the advertisers view real time progress of their marketing campaign in our mobile community.

Content Creation & Sourcing Strategy

We plan to create only reference content which Tracebit will turn to other companies specializing in handset adaptation. For this we need a mix of professional developers, artists and producers leading to an increase of our development staff in Finland. This content can be used in both the content distribution strategy as well as in the portal strategy.

We plan to recruit personnel in charge of content sourcing, responsible scouting for new emerging talent and for signing agreements with top content developers around the world. We expect to pay the licensor a fixed percentage of net revenues or a fixed fee per download. Some of the content may be restricted to use only in the portal strategy.

Milestones & Schedule

We plan to achieve the following milestones in 2007 and 2008:

Phase I

  Appoint new members to the Tracebit management team to add experience in the areas of sales, marketing as well as account managers for North America, EMEA and Asia to enhance sales with current and new sales channels.
  Complete the design and start development of two new multi-interaction mobile applications and have development specifications ready for the new consumer portal. This would enable us to start developing the portal and focus on offering the users of the portal a unique gaming experience.
  Commence identification and approach shortlist of potential acquisition targets in the mobile community field (minimum user base of 400,000 to 500,000, possibly their own portal, and minimum of 5 development staff). This would enable Tracebit to kick-start the content sales to all these users and also enhance the current advertising done on the portal.
  Identify 2 new major brands for content provision and start designing and developing the branded content. These major brands would significantly enhance possibilities of signing contracts with more sales channels.

Phase II

  Have white-label web and mobile portal with YouTube, MySpace and Blogging features ready for launch to increase revenues by enabling direct consumer sales and enhanced advertising.

  Complete partnership deals with leading mobile content providers, adding gaming titles and the latest video and audio content to sell additional content through current sales channels to enhance possibilities when selling content to new customers and drive revenues up through having a larger portfolio to sell to current customers.
  Expand reach in North America by signing up partnership deals with US and Canadian based mobile service providers to capture opportunities in the growing mobile content market in US and Canada.
  Have Identified and signed a letter of interest with first acquisition target being a mobile community.
  Initiate online and mobile marketing campaign through affiliate marketing agencies and pay per click campaigns; online search engines for the Tracebit portal to increase traffic to and the user base of the portal.
  Complete a new multi-interaction mobile application.
  Fund raise to support further growth.
  Update and distribute marketing material to reflect additional product offerings to support sales efforts.

Phase III

  North American and Asian sales offices fully operational, generating first revenues.
  Full launch of branded multimedia content and messaging portal in Europe.
  Signed contracts with a number of large media agencies to source advertising inventory for Advercontent application to enable an increase in revenues from advertising.
  Launch Adverwrapper application and commence distribution of Advercontent.
  Complete a new multi-interaction mobile application, to attract new users as this application enhances the product offering of the portal.
  Complete additional financing of between $1.5 million to $2 million to support the continued growth of Tracebit.

Phase IV

  Increase sales personnel in North America, Europe and Asian offices to widen the sales network.
  Full launch of branded multimedia content & messaging portal in U.S. and Canada and Asia to support further growth in these markets while also capturing direct consumers and advertising.
  Latin American sales office fully operational to increase the sales effort in this region and lead to more sales channels.
  Completion of branded content based on the two major brands identified to strongly impact sales efforts in making the offering even more attractive.

  Identify four new major brands to be attached to new content and start designing and developing the content.

Employees

Tracebit currently has 2 full-time employees and 1 part-time employee.

Intellectual Property

We own intellectual property rights relating to Tracebit’s games and entertainment applications for mobile handsets that includes trade secrets and copyright except for some brand names that we have licensed. We seek to protect Tracebit’s intellectual property by generally limiting access to it, treating portions of it as trade secrets and obtaining confidentiality or non-disclosure agreements from persons who are given access to it, including game developers.

There can be no assurance that Tracebit will be able to achieve any trademark protection for any of the names that it uses in connection with its games and entertainment applications. As a result, third parties might be able to sell competing products with names incorporating these terms, and our ability to build goodwill and brand recognition for our products may be compromised. Further, there is a risk that a competitor or other business or person may claim that the use of the names in connection with Tracebit’s games and entertainment application violates the trademark or other intellectual property rights of the competitor or other business or person. Tracebit has not received any such claims to date.

Government Regulation

We must abide by regulations imposed by government regulatory authorities in deploying Tracebit’s games and entertainment applications. The majority of regulations within the telecommunications industry that apply to mobile games and entertainment applications are created by industry bodies producing codes of conduct that outline the rules that network operators, content providers, carriers, technology providers and advertisers must adhere to when providing telecommunication services to the public. These codes of conduct generally focus on protecting consumers against unwanted e-mails being delivered to their mobile devices.

We intend to thoroughly investigate the regulations imposed in each jurisdiction in which we plan to expand Tracebit’s business prior to commencing any marketing efforts in such jurisdiction. In some cases, the cost of compliance with a jurisdiction’s regulations may preclude us from providing services to customers in such jurisdiction.

Subsidiaries

Tracebit had a subsidiary in India, Tracebit Mobile Solutions India (Pvt) which was dissolved during 2006.

Risk Factors

The following sets forth some of the risks relating to the business of Tracebit. If any of the following risks occurs, our business, financial condition or results of operations could be seriously harmed.

In this section, references to “we”, “us”, “our” or the “Company” mean Tracebit.

Risks Related to Our Business

We have a limited operating history in an emerging market, which may make it difficult to evaluate our business.

We were incorporated in 1996 but began selling mobile games in 2002. Accordingly, we have only a limited history of generating revenues in the mobile entertainment industry, and the future revenue potential of our business in this emerging market is uncertain. As a result of our short operating history, we have limited financial data that can be used to evaluate our business. Any evaluation of our business and our prospects must be considered in light of our limited operating history and the risks and uncertainties encountered by companies in our stage of development. As an early stage company in the emerging mobile entertainment industry, we face increased risks, uncertainties, expenses and difficulties, any of which could materially harm our business, operating results and financial condition.

We have incurred losses in certain periods and may incur substantial net losses in the future and may not achieve profitability.

We have incurred losses in certain periods since inception. We expect to continue to increase expenses as we implement initiatives designed to continue to grow our business, including, among other things, the development and marketing of new games, further international expansion, expansion of our infrastructure, acquisition of content, and general and administrative expenses associated with being a public company. If our revenues do not increase to offset these expected increases in operating expenses, we will continue to incur losses and will not become profitable. In future periods, our revenues could decline. Accordingly, we may not be able to achieve profitability in the future.

Our financial results could vary significantly from quarter to quarter and are difficult to predict.

Our revenues and operating results could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. In addition, we may not be able to predict our future revenues or results of operations. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect financial results for that quarter. Individual games and carrier relationships represent meaningful portions of our revenues and net loss in any quarter. We may incur significant or unanticipated expenses when licenses are renewed. In addition, any payments due to us from carriers for revenues that are recognized on a cash basis may be delayed because of changes or issues with those carriers’ processes.

The markets in which we operate are highly competitive, and many of our competitors have significantly greater resources than we do.

The development, distribution and sale of mobile games is a highly competitive business. For end users, we compete primarily on the basis of brand, game quality and price. For wireless carriers, we compete for deck placement based on these factors, as well as historical performance and perception of sales potential and relationships with licensors of brands and other intellectual property. For content and brand licensors, we compete based on royalty and other economic terms, perceptions of development quality, porting abilities, speed of execution, distribution breadth and relationships with carriers. We also compete for experienced and talented employees.

Our primary competitors include Digital Chocolate, Electronic Arts (EA Mobile), Gameloft, Hands-On Mobile, I-play, Namco and THQ, among others. In the future, likely competitors include major media companies, traditional video game publishers, content aggregators, mobile software providers and independent mobile game publishers. Carriers may also decide to develop, internally or through a managed third-party developer, and distribute their own mobile games. If carriers enter the mobile game market as publishers, they might refuse to distribute some or all of our games or might deny us access to all or part of their networks.

Some of our competitors’ and our potential competitors’ advantages over us, either globally or in particular geographic markets, include having significantly greater revenues and financial resources, stronger brand and consumer recognition, the capacity to leverage their marketing expenditures across a broader portfolio of mobile and non-mobile products, pre-existing relationships with brand owners or carriers, greater resources to make acquisitions, lower labor and development costs, and broader distribution.

If we are unable to compete effectively or we are not as successful as our competitors in our target markets, our sales could decline, our margins could decline and we could lose market share, any of which would materially harm our business, operating results and financial condition.

Failure to renew our existing brand and content licenses on favorable terms or at all and to obtain additional licenses would impair our ability to introduce new mobile games or to continue to offer our current games based on third-party content.

Even if mobile games based on licensed content or brands remain popular, any of our licensors could decide not to renew our existing license or not to license additional intellectual property and instead license to our competitors or develop and publish its own mobile games or other applications, competing with us in the marketplace. Many of these licensors already develop games for other platforms, and may have significant experience and development resources available to them should they decide to compete with us rather than license to us.

We currently rely on wireless carriers, content aggregators and value added resellers to market and distribute our games and thus to generate our revenues. The loss of or a change in any of these significant carrier, content aggregator or value added reseller relationships could cause us to lose access to their subscribers and thus materially reduce our revenues.

Our future success is highly dependent upon maintaining successful relationships with the wireless carriers, content aggregators and value added resellers with which we currently work and establishing new relationships in geographies where we have not yet established a significant presence. Our failure to maintain our relationships with these carriers, content aggregators and value added resellers would materially reduce our revenues and thus harm our business, operating results and financial condition.

If any of our carriers, content aggregators and value added resellers decides not to market or distribute our games or decides to terminate, not renew or modify the terms of its agreement with us or if there is consolidation among carriers, content aggregators and value added resellers generally, we may be unable to replace the affected agreement with acceptable alternatives, causing us to lose access to that carrier’s, content aggregator’s and value added reseller’s subscribers/customers and the revenues they afford us, which could materially harm our business, operating results and financial condition.

End user tastes are continually changing and are often unpredictable; if we fail to develop and publish new mobile games that achieve market acceptance, our sales would suffer.

Our business depends on developing and publishing mobile games that wireless carriers, content aggregators and value added resellers will place on their decks and end users will buy. We must invest significant resources in licensing efforts, research and development, marketing and regional expansion to enhance our offering of games and introduce new games, and we must make decisions about these matters well in advance of product release in order to implement them in a timely manner. Our success depends, in part, on unpredictable and volatile factors beyond our control, including end-user preferences, competing games and the availability of other entertainment activities. If our games and related applications are not responsive to the requirements of our carriers, content aggregators and value added resellers or the entertainment preferences of end users, or they are not brought to market in a timely and effective manner, our business, operating results and financial condition would be harmed. Even if our games are successfully introduced and initially adopted, a subsequent shift in our carriers, content aggregators and value added resellers or the entertainment preferences of end users could cause a decline in our games’ popularity that could materially reduce our revenues and harm our business, operating results and financial condition.

Inferior deck placement would likely adversely impact our revenues and thus our operating results and financial condition.

Wireless carriers provide a limited selection of games that are accessible to their subscribers through a deck on their mobile handsets. The inherent limitation on the number of games available on the deck is a function of the limited screen size of handsets and carriers’ perceptions of the depth of menus and numbers of choices end users will generally utilize. Carriers typically provide one or more top level menus highlighting games that are recent top sellers, that the carrier believes will become top sellers or that the carrier otherwise chooses to feature, in addition to a link to a menu of additional games sorted by genre. We believe that deck placement on the top level or featured menu or toward the top of genre-specific or other menus, rather than lower down or in sub-menus, is likely to result in games achieving a greater degree of commercial success. If carriers choose to give our games less favorable deck placement, our games may be less successful than we anticipate, our revenues may decline and our business, operating results and financial condition may be materially harmed.

We have depended on no more than 20 mobile games for a majority of our revenues in recent fiscal periods.

In our industry, new games are frequently introduced, but a relatively small number of games account for a significant portion of industry sales. Similarly, a significant portion of our revenues comes from a limited number of mobile games, although the games in that group have shifted over time. We expect to release a relatively small number of new games each year for the foreseeable future. If these games are not successful, our revenues could be limited and our business and operating results would suffer in both the year of release and thereafter.

If we are unsuccessful in establishing and increasing awareness of our brand and recognition of our mobile games or if we incur excessive expenses promoting and maintaining our brand or our games, our potential revenues could be limited, our costs could increase and our operating results and financial condition could be harmed.

We believe that establishing and maintaining our brand is critical to retaining and expanding our existing relationships with wireless carriers, content aggregators, value added resellers and content licensors, as well as developing new relationships. Promotion of the Tracebit brand will depend on our success in providing high-quality mobile games. Similarly, recognition of our games by end users will depend on our ability to develop engaging games of high quality with attractive titles. However, our success will also depend, in part, on the services and efforts of third parties, over which we have little or no control. For instance, if our carriers fail to provide high levels of service, our end users’ ability to access our games may be interrupted, which may adversely affect our brand. If end users, branded content owners and carriers do not perceive our existing games as high-quality or if we introduce new games that are not favorably received by our end users and carriers, then we may be unsuccessful in building brand recognition and brand loyalty in the marketplace. In addition, globalizing and extending our brand and recognition of our games will be costly and will involve extensive management time to execute successfully. Further, the markets in which we operate are highly competitive and some of our competitors, such as Glu Mobile, already have substantially more brand name recognition and greater marketing resources than we do. If we fail to increase brand awareness and consumer recognition of our games, our potential revenues could be limited, our costs could increase and our business, operating results and financial condition could suffer.

Our business and growth may suffer if we are unable to hire and retain key personnel, who are in high demand.

We depend on the continued contributions of our senior management and other key personnel, especially Peter Åhman, Simon Ådahl and Miro Wikgren. The loss of the services of any of our executive officers or other key employees could harm our business. We do not maintain a key-person life insurance policy on any of our officers or other employees.

Our future success also depends on our ability to identify, attract and retain highly skilled technical, managerial, finance, marketing and creative personnel. We face intense competition for qualified individuals from numerous technology, marketing and mobile entertainment companies. Qualified individuals are in high demand, and we may incur significant costs to attract them. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing creative, operational and managerial requirements, or may be required to pay increased compensation in order to do so. If we are unable to attract and retain the qualified personnel we need to succeed, our business would suffer.

If we fail to deliver our games at the same time as new mobile handset models are commercially introduced, our sales may suffer.

Our business is dependent, in part, on the commercial introduction of new handset models with enhanced features, including larger, higher resolution color screens, improved audio quality, and greater processing power, memory, battery life and storage. We do not control the timing of these handset launches. Some new handsets are sold by carriers with one or more games or other applications pre-loaded, and many end users who download our games do so after they purchase their new handsets to experience the new features of those handsets. Some handset manufacturers might give us access to their handsets prior to commercial release. If one or more major handset manufacturers were to cease to provide us the opportunity to access new handset models prior to commercial release, we might be unable to introduce compatible versions of our games for those handsets in coordination with their commercial release, and we might not be able to make compatible versions for a substantial period following their commercial release. If, because of game launch delays, we miss the opportunity to sell games when new handsets are shipped or our end users upgrade to a new handset, or if we miss the key holiday selling period, either because the introduction of a new handset is delayed or we do not deploy our games in time for the holiday selling season, our revenues would likely decline and our business, operating results and financial condition would likely suffer.

Wireless carriers, content aggregators and value added resellers generally control the price charged for our mobile games and the billing and collection for sales of our mobile games and could make decisions detrimental to us.

Wireless carriers, content aggregators and value added resellers generally control the price charged for our mobile games either by approving or establishing the price of the games charged to their subscribers/customers. Some of our carrier, content aggregator and value added reseller agreements also restrict our ability to change prices. In cases where carrier, content aggregator or value added reseller approval is required, approvals may not be granted in a timely manner or at all. A failure or delay in obtaining these approvals, the prices established by the carriers, content aggregators and value added resellers for our games, or changes in these prices could adversely affect market acceptance of those games. A failure or delay by these carriers in adjusting the retail price for our games, could adversely affect sales volume and our revenues for those games.

Carriers and other distributors also control billings and collections for our games, either directly or through third-party service providers. If our carriers, content aggregators and value added resellers or their third-party service providers cause material inaccuracies when providing billing and collection services to us, our revenues may be less than anticipated or may be subject to refund at the discretion of the carrier. This could harm our business, operating results and financial condition.

We may be unable to develop and introduce in a timely way new mobile games, and our games may have defects, which could harm our brand.

The planned timing and introduction of new original mobile games and games based on licensed intellectual property are subject to risks and uncertainties. Unexpected technical, operational, deployment, distribution or other problems could delay or prevent the introduction of new games, which could result in a loss of, or delay in, revenues or damage to our reputation and brand. If any of our games is introduced with defects, errors or failures, we could experience decreased sales, loss of end users, damage to our carrier relationships and damage to our reputation and brand. Our attractiveness to branded content licensors might also be reduced. In addition, new games may not achieve sufficient market acceptance to offset the costs of development, particularly when the introduction of a game is substantially later than a planned “day-and-date” launch, which could materially harm our business, operating results and financial condition.

If we fail to maintain and enhance our capabilities for porting games to a broad array of mobile handsets, our attractiveness to wireless carriers and branded content owners will be impaired, and our sales could suffer.

Once developed, a mobile game may be required to be ported to, or converted into separate versions for, more than 100 different handset models, many with different technological requirements. These include handsets with various combinations of underlying technologies, user interfaces, keypad layouts, screen resolutions, sound capabilities and other carrier-specific customizations. If we fail to maintain or enhance our porting capabilities, our sales could suffer, branded content owners might choose not to grant us licenses and carriers might choose to give our games less desirable deck placement or not to give our games placement on their decks at all.

Changes to our game design and development processes to address new features or functions of handsets or networks might cause inefficiencies in our porting process or might result in more labor intensive porting processes. In addition, we anticipate that in the future we will be required to port existing and new games to a broader array of handsets. If we utilize more labor intensive porting processes, our margins could be significantly reduced and it might take us longer to port games to an equivalent number of handsets. This, in turn, could harm our business, operating results and financial condition.

If our independent, third-party developers cease development of new games for us and we are unable to find comparable replacements, we may have to reduce the number of games that we intend to introduce, delay the introduction of some games or increase our internal development staff, which would be a time-consuming and potentially costly process, and, as a result, our competitive position may be adversely impacted.

We rely on independent third-party developers to develop our games. If our developers terminate their relationships with us or negotiate agreements with terms less favorable to us, we may have to reduce the number of games that we intend to introduce, delay the introduction of some games or increase our internal development staff, which would be a time-consuming and potentially costly process, and, as a result, our business, operating results and financial condition could be harmed.

If we do not adequately protect our intellectual property rights, it may be possible for third parties to obtain and improperly use our intellectual property and our competitive position may be adversely affected.

Our intellectual property is an essential element of our business. We rely on a combination of copyright, trademark, trade secret and other intellectual property laws and restrictions on disclosure to protect our intellectual property rights. To date, we have not sought patent protection. Consequently, we will not be able to protect our technologies from independent invention by third parties. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy or otherwise to obtain and use our technology and games. Monitoring unauthorized use of our games is difficult and costly, and we cannot be certain that the steps we have taken will prevent piracy and other unauthorized distribution and use of our technology and games, particularly internationally where the laws may not protect our intellectual property rights as fully as in the United States. In the future, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our management and resources.

Third parties may sue us for intellectual property infringement, which, if successful, may disrupt our business and could require us to pay significant damage awards.

Third parties may sue us for intellectual property infringement or initiate proceedings to invalidate our intellectual property, either of which, if successful, could disrupt the conduct of our business, cause us to pay significant damage awards or require us to pay licensing fees. In the event of a successful claim against us, we might be enjoined from using our or our licensed intellectual property, we might incur significant licensing fees and we might be forced to develop alternative technologies. Our failure or inability to develop non-infringing technology or games or to license the infringed or similar technology or games on a timely basis could force us to withdraw games from the market or prevent us from introducing new games. In addition, even if we are able to license the infringed or similar technology or games, license fees could be substantial and the terms of these licenses could be burdensome, which might adversely affect our operating results. We might also incur substantial expenses in defending against third-party infringement claims, regardless of their merit. Successful infringement or licensing claims against us might result in substantial monetary liabilities and might materially disrupt the conduct of our business.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, damages caused by malicious software and other losses.

In the ordinary course of our business, most of our agreements with carriers and other distributors include indemnification provisions. In these provisions, we agree to indemnify them for losses suffered or incurred in connection with our games, including as a result of intellectual property infringement and damages caused by viruses, worms and other malicious software. The term of these indemnity provisions is generally perpetual after execution of the corresponding license agreement, and the maximum potential amount of future payments we could be required to make under these indemnification provisions is generally unlimited. Large future indemnity payments could harm our business, operating results and financial condition.

We may need to raise additional capital to grow our business, and we may not be able to raise capital on terms acceptable to us or at all.

The operation of our business and our efforts to grow our business further will require significant cash outlays and commitments. We need to seek additional capital, potentially through debt or equity financings, to fund our growth. We may not be able to raise needed cash on terms acceptable to us or at all. Financings, if available, may be on terms that are dilutive or potentially dilutive to our stockholders, and the prices at which new investors would be willing to purchase our securities may be lower than the initial public offering price. The holders of new securities may also receive rights, preferences or privileges that are senior to those of existing holders of our common stock. If new sources of financing are required but are insufficient or unavailable, we would be required to modify our growth and operating plans to the extent of available funding, which would harm our ability to grow our business.

Risks Relating to Our Industry

Wireless communications technologies are changing rapidly, and we may not be successful in working with these new technologies.

Wireless network and mobile handset technologies are undergoing rapid innovation. New handsets with more advanced processors and supporting advanced programming languages continue to be introduced. In addition, networks that enable enhanced features, such as multiplayer technology, are being developed and deployed. We have no control over the demand for, or success of, these products or technologies. The development of new, technologically advanced games to match the advancements in handset technology is a complex process requiring significant research and development expense, as well as the accurate anticipation of technological and market trends. If we fail to anticipate and adapt to these and other technological changes, the available channels for our games may be limited and our market share and our operating results may suffer. Our future success will depend on our ability to adapt to rapidly changing technologies, develop mobile games to accommodate evolving industry standards and improve the performance and reliability of our games. In addition, the widespread adoption of networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our games.

The complexity of and incompatibilities among mobile handsets may require us to use additional resources for the development of our games.

To reach large numbers of wireless subscribers, mobile entertainment publishers like us must support numerous mobile handsets and technologies. However, keeping pace with the rapid innovation of handset technologies together with the continuous introduction of new, and often incompatible, handset models by wireless carriers and handset manufacturers may require us to make significant investments in research and development, including personnel, technologies and equipment. We may be required to make substantial investments in our development if the number of different types of handset models continues to proliferate. In addition, as more advanced handsets are introduced that enable more complex, feature rich games, we anticipate that our per-game development costs will increase, which could increase the risks associated with the failure of any one game and could materially harm our operating results and financial condition.

If wireless subscribers do not continue to use their mobile handsets to access games and other applications, our business growth and future revenues may be adversely affected.

We operate in a developing industry. Our success depends on growth in the number of wireless subscribers who use their handsets to access data services and, in particular, entertainment applications of the type we develop and distribute. New or different mobile entertainment applications, such as streaming video or music applications, developed by our current or future competitors may be preferred by subscribers to our games. In addition, other mobile platforms such as the iPod and dedicated portable gaming platforms such as the PlayStation Portable and the Nintendo DS may become widespread, and end users may choose to switch to these platforms. If the market for our games does not continue to grow or we are unable to acquire new end users, our business growth and future revenues could be adversely affected. If end users switch their entertainment spending away from the games and related applications that we publish, or switch to portable gaming platforms or distribution where we do not have comparative strengths, our revenues would likely decline and our business, operating results and financial condition would suffer.

Our industry is subject to risks generally associated with the entertainment industry, any of which could significantly harm our operating results.

Our business is subject to risks that are generally associated with the entertainment industry, many of which are beyond our control. These risks could negatively impact our operating results and include: the popularity, price and timing of release of games and mobile handsets on which they are played; economic conditions that adversely affect discretionary consumer spending; changes in consumer demographics; the availability and popularity of other forms of entertainment; and critical reviews and public tastes and preferences, which may change rapidly and cannot necessarily be predicted.

A shift of technology platform by wireless carriers and mobile handset manufacturers could lengthen the development period for our games, increase our costs and cause our games to be of lower quality or to be published later than anticipated.

End users of games must have a mobile handset with multimedia capabilities enabled by technologies capable of running third-party games and related applications such as ours. Our development resources are concentrated in the Java platform, and we have experience developing games for the BREW platforms. If one or more of these technologies fall out of favor with handset manufacturers and wireless carriers and there is a rapid shift to a technology platform such as Adobe Flash Lite or a new technology where we do not have development experience or resources, the development period for our games may be lengthened, increasing our costs, and the resulting games may be of lower quality, and may be published later than anticipated. In such an event, our reputation, business, operating results and financial condition might suffer.

System or network failures could reduce our sales, increase costs or result in a loss of end users of our games.

Mobile game publishers rely on wireless carriers’ networks to deliver games to end users and on their or other third parties’ billing systems to track and account for the downloading of their games. In certain circumstances, mobile game publishers may also rely on their own servers to deliver games on demand to end users through their carriers’ networks. Any failure of, or technical problem with, carriers’, third parties’ or our billing systems, delivery systems, information systems or communications networks could result in the inability of end users to download our games, prevent the completion of billing for a game, or interfere with access to some aspects of our games or other products. If any of these systems fails or if there is an interruption in the supply of power, an earthquake, fire, flood or other natural disaster, or an act of war or terrorism, end users might be unable to access our games. Any failure of, or technical problem with, the carriers’, other third parties’ or our systems could cause us to lose end users or revenues or incur substantial repair costs and distract management from operating our business. This, in turn, could harm our business, operating results and financial condition.

The market for mobile games is seasonal, and our results may vary significantly from period to period.

Many new mobile handset models are released in the fourth calendar quarter to coincide with the holiday shopping season. Because many end users download our games soon after they purchase new handsets, we may experience seasonal sales increases based on the holiday selling period. However, due to the time between handset purchases and game purchases, most of this holiday impact occurs for us in our first quarter. If we miss these key selling periods for any reason, our sales will suffer disproportionately. Likewise, if a key event to which our game release schedule is tied were to be delayed or cancelled, our sales would also suffer disproportionately. Further, for a variety of reasons, including roaming charges for data downloads that may make purchase of our games prohibitively expensive for many end users while they are traveling, we may experience seasonal sales decreases during the summer, particularly in Europe. If the level of travel increases or expands to other periods, our operating results and financial condition may be harmed.

Our business depends on the growth and maintenance of wireless communications infrastructure.

Our success will depend on the continued growth and maintenance of wireless communications infrastructure internationally. This includes deployment and maintenance of reliable next-generation digital networks with the speed, data capacity and security necessary to provide reliable wireless communications services. Wireless communications infrastructure may be unable to support the demands placed on it if the number of subscribers continues to increase, or if existing or future subscribers increase their bandwidth requirements. Wireless communications have experienced a variety of outages and other delays as a result of infrastructure and equipment failures, and could face outages and delays in the future. These outages and delays could reduce the level of wireless communications usage as well as our ability to distribute our games successfully. In addition, changes by a wireless carrier to network infrastructure may interfere with downloads of our games and may cause end users to lose functionality in our games that they have already downloaded. This could harm our business, operating results and financial condition.

Changes in government regulation of the media and wireless communications industries may adversely affect our business.

It is possible that a number of laws and regulations may be adopted in the United States and elsewhere that could restrict the media and wireless communications industries, including laws and regulations regarding customer privacy, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through wireless carriers. We anticipate that regulation of our industry will increase and that we will be required to devote legal and other resources to address this regulation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

On February 6, 2007, we acquired all of the issued and outstanding shares of Tracebit in consideration for an aggregate of 8,224,650 shares of our common stock. The Acquisition of Tracebit resulted in a change in control of the Company and the business of Tracebit is the primary business of the Company subsequent to the Acquisition.

The following discussion and analysis relates to the results of operations and financial condition of Tracebit and should be read in conjunction with the unaudited interim consolidated financial statements of Tracebit as at and for the nine months ended September 30, 2006 and 2005 and related notes, the audited consolidated financial statements of Tracebit as at and for the years ended December 31, 2005 and 2004 and related notes and the section of this current report entitled “Business of Tracebit” that appear elsewhere in this current report. The following discussion contains forward-looking statements that reflect plans, estimates and beliefs relating to Tracebit. Actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this current report, particularly in the section entitled “Business of Tracebit - Risk Factors”.

Information relating to the Company prior to the Acquisition is set forth in the Company’s Annual Report on Form 10-KSB for the year ended September 30, 2006, filed with the SEC on January 12, 2007.

Plan of Operations

We plan to expand Tracebit’s current product offering to include (i) mobile music services such as ring tones, ring back tones, video ring tones, streamed music, and full track music (ii) infotainment (mobile sport, leisure and information data services) such as video clips, streamed video, wallpapers and graphics, and picture messaging, and (iii) games.

Furthermore, we may consider acquiring an already existing portal with an existing user base and a proven business model, where Tracebit would aim to create a one stop shop for purchasing content and an online mobile community where users interact with each other, anywhere, anytime, and expand their social network on a daily basis using services like mobile messaging, blogging, user profiles, friends, groups, picture, video & music sharing, downloadable free mobile content, downloadable premium mobile content and multi-player games that the portal would offer. We plan to leverage this community as a media channel for advertisers and act as a merchant for mobile content providers.

We plan to introduce additional revenue streams for Tracebit to the completed online portal to further increase the interaction between the community’s members, thus helping to attract new individual & business users. We plan to source value adding partnerships with leading VOIP and mobile T.V service providers. These services would be added into the current messaging portfolio of MobileMail SMS based communication solutions to initiate the development of a truly interactive multi media messaging interface, providing additional revenue through direct users and branding/advertising opportunities.

Tracebit plans to achieve the following milestones in 2007 and 2008:

Phase I

  Appoint new members to the Tracebit management team to add experience in the areas of sales, marketing as well as account managers for North America, EMEA and Asia to enhance sales with current and new sales channels.
  Complete the design and start development of two new multi-interaction mobile applications and have development specifications ready for the new consumer portal. This would enable us to start developing the portal and focus on offering the users of the portal a unique gaming experience.
  Commence identification and approach shortlist of potential acquisition targets in the mobile community field (minimum user base of 400,000 to 500,000, possibly their own portal, and minimum of 5 development staff). This would enable Tracebit to kick-start the content sales to all these users and also enhance the current advertising done on the portal.
  Identify 2 new major brands for content provision and start designing and developing the branded content. These major brands would significantly enhance possibilities of signing contracts with more sales channels.
  Fund raise to support further growth.

Phase II

  Have white-label web and mobile portal with YouTube, MySpace and Blogging features ready for launch to increase revenues by enabling direct consumer sales and enhanced advertising.
  Complete partnership deals with leading mobile content providers, adding gaming titles and the latest video and audio content to sell additional content through current sales channels to enhance possibilities when selling content to new customers and drive revenues up through having a larger portfolio to sell to current customers.
  Expand reach in North America by signing up partnership deals with US and Canadian based mobile service providers to capture opportunities in the growing mobile content market in US and Canada.
  Have identified and signed a letter of interest with first acquisition target being a mobile community.
  Initiate online and mobile marketing campaign through affiliate marketing agencies and pay per click campaigns; online search engines for the Tracebit portal to increase traffic to and the user base of the portal.
  Complete a new multi-interaction mobile application.
  Fund raise to support further growth.
  Update and distribute marketing material to reflect additional product offerings to support sales efforts.

Phase III

  North American and Asian sales offices fully operational, generating first revenues.
  Full launch of branded multimedia content and messaging portal in Europe.
  Signed contracts with a number of large media agencies to source advertising inventory for Advercontent application to enable an increase in revenues from advertising.
  Launch Adverwrapper application and commence distribution of Advercontent.
  Complete a new multi-interaction mobile application, to attract new users as this application enhances the product offering of the portal.

  Complete additional financing of between $1.5 million to $2 million to support the continued growth of Tracebit.

Phase IV

  Increase sales personnel in North America, Europe and Asian offices to widen the sales network.
  Full launch of branded multimedia content & messaging portal in U.S. and Canada and Asia to support further growth in these markets while also capturing direct consumers and advertising.
  Latin American sales office fully operational to increase the sales effort in this region and lead to more sales channels.
  Completion of branded content based on the two major brands identified to strongly impact sales efforts in making the offering even more attractive.
  Identify four new major brands to be attached to new content and start designing and developing the content.

Tracebit had cash in the amount of $1,823 and a working capital surplus in the amount of $26,442 as of September 30, 2006. Tracebit’s planned expenditures over the next twelve months in the amount of $1,500,000 will exceed its cash reserves and working capital. Tracebit presently does not have sufficient cash to fund its operations for more than the next month. Tracebit anticipates that it will require additional financing in the amount of approximately $1,600,000 in order to enable it to sustain its operations for the next twelve months. We are currently seeking additional financing, however, there can be no assurance that we will obtain such financing in the amount required or on terms favourable to us. If we are unable to obtain additional financing, we may have to abandon our business activities and plan of operations.

Beyond the next twelve months, Tracebit will be required to obtain additional financing in order to continue its plan of operations as it anticipates that it will not earn any substantial revenues in the foreseeable future. We believe that debt financing will not be an alternative for funding Tracebit’s plan of operations as it does not have tangible assets to secure any debt financing. It is anticipated that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund Tracebit’s plan of operations. Even if we are successful in obtaining equity financing to fund Tracebit’s plan of operations, there is no assurance that we will obtain the funding necessary to pursue the plan of operations. If we do not obtain additional financing, we may be forced to abandon our business activities and plan of operations.

Results of Operations

The following table sets forth selected financial information relating to Tracebit for the periods indicated:

	Nine Months Ended September 30		Year Ended December 31
	2006	2005	2005	2004
Revenues	$171,249	$223,619	$282,320	$298,635
Cost of revenues	(14,970)	(2,924)	(5,260)	---
Gross profit	156,279	220,695	277,060	298,635

	Nine Months Ended September 30		Year Ended December 31
	2006	2005	2005	2004
Operating Expenses
General and administrative	(9,792)	(1,351)	(13,406)	(11,568)
Research and development	(156,795)	(150,565)	(203,450)	(149,674)
Sales and marketing	(40,176)	(50,180)	(62,457)	(99,279)
Income (Loss) from operations	(50,484)	18,599	(2,253)	38,114
Interest (Expense) Income	(69)	(929)	(652)	494
Net (loss) Income	(50,554)	(17,670)	(2,905)	27,357

Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005

Revenues for the nine months ended September 30, 2006 decreased to $171,249, from $223,619 in the prior period of 2005, primarily due to delays in product launches and increased competition. The cost of revenues increased in the nine months ended September 30, 2006 to $14,970 from $2,924 in the prior period of 2005 primarily due to increased sales of licensed products.

Operating expenses in the nine months ended September 30, 2006 increased to $206,763 from $202,096 in the prior period of 2005. General and administrative expenses increased to $9,792 in the nine months ended September 30, 2006, from $1,351 in the prior period of 2005 primarily due to an increased bad debt provision. Research and development expenses increased to $156,795 in the current period, from $150,565 in the prior period of 2005 primarily due to increased expenses relating to our contract developer due to increased personnel. Sales and marketing expenses decreased in the nine months ended September 30, 2006 to $40,176 from $50,180 in the prior period of 2005, primarily as a result of us not attending any industry fairs.

Interest expense in the nine months ended September 30, 2006 decreased to $69 from $929 in the prior period of 2005 as a result of repayments made on notes payable.

The net loss for the nine month period ended September 30, 2006 was $50,554 or $3.37 per basic and diluted share, compared to net income of $17,670 or a $1.18 per share in the prior period of 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues for the year ended December 31, 2005 decreased to $282,320 from $298,635 in the year ended December 31, 2004, primarily due to delays in product launches and increased competition. The cost of revenues increased in the year ended December 31, 2005 to $5,260 from nil in the year ended December 31, 2004 primarily due to increased sales of licensed products.

Operating expenses in the year ended December 31, 2005, increased to $279,313 from $260,552 in the year ended December 31, 2004. General and administrative expenses increased to $13,406 in the year ended December 31, 2005, from $11,568 in the year ended December 31, 2004 primarily due to the purchase of new office equipment. Research and development expenses increased to $203,450 in the year ended December 31, 2005, compared to $149,674 in the year ended December 31, 2004 primarily due to signing a new contract developer. Sales and marketing expenses decreased in the year ended December 31, 2005 to $62,457 from $99,279 in the year ended December 31, 2004, primarily as a result of decreased presence at industry fairs and the lack of a one time consulting fee related to customer identification.

Interest expense in the year ended December 31, 2005 was $652 compared to interest income of $494 in the year ended December 31, 2004 as a result of additional borrowings.

The net loss for the year ended December 31, 2005 was $2,905 or $0.19 per basic and diluted share, compared to net income of $27,357 or a $1.82 per share in the year ended December 31, 2004.

Liquidity and Capital Resources

	As at	As at
	September 30, 2006	December 31, 2005
Cash	$1,823	$3,439
Working capital	26,442	32,724
Total assets	103,476	102,481
Total liabilities	(122,757)	(72,168)
Stockholders’ equity (deficiency)	(19,281)	30,313

Tracebit had cash of $1,823 and working capital of $26,442 at September 30, 2006, compared to cash of $3,439 and working capital of $32,724 at December 31, 2005.

Total expenditures over the next 12 months are estimated to be approximately $1,500,000. While this amount may be offset by any gross profits earned by Tracebit from sales of its products, it is anticipated that Tracebit’s cash and working capital will not be sufficient to enable it to undertake its plan of operations over the next 12 months without obtaining additional financing. Tracebit presently does not have sufficient cash to fund its operations for more than the next month. It is anticipated that Tracebit will require additional financing in the approximate amount of $1,600,000 in order to enable it to sustain operations for the next 12 months. We are currently seeking additional financing, however, there can be no assurance that we will be able to obtain such financing in the amount required or on terms favourable to us.

Cash Flows from Operating Activities

In the nine months ended September 30, 2006, cash used in operating activities was $39,444, compared to $4,599 in the prior period of 2005, which reflected the net loss. In the year ended December 31, 2005, cash used in operating activities was $18,500, compared to cash provided by operating activities of $13,159 in the year ended December 31, 2004. The company used cash primarily in connection with the payment of expenses relating to its operations.

Cash Flows from Investing Activities

There were no cash flows used in investing activities in the nine month periods ended September 30, 2006 or 2005 or the year ended December 31, 2005. In the year ended December 31, 2004, the company purchased equipment and furniture in the amount of $17,108.

Cash Flows from Financing Activities

In the nine months ended September 30, 2006, cash provided by financing activities was $37,609, compared to cash used of $10,257 in the prior period of 2005. In the nine months ended September 30,

2006, an increase in notes payable provided cash of $37,973, compared to payments made against notes payable of $10,257 in the prior period of 2005.

In the year ended December 31, 2005, financing activities used cash of $4,051, compared to $23,518 in the year ended December 31, 2004. In the year ended December 31, 2005, payments made against notes payable used cash of $4,416, while dividends paid in the year ended December 31, 2004 used cash of $34,891.

Off-Balance Sheet Arrangements

As of the date of this current report, Tracebit does not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

The consolidated financial statements and accompanying notes of Tracebit have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

The Company regularly evaluates the accounting policies and estimates that it uses to prepare its consolidated financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Revenue Recognition and Related Costs

In accordance with Emerging Issues Task Force, or EITF, No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, the Company recognizes as revenues the net amount the carrier reports as payable upon the sale of our games, which is net of any service or other fees earned and deducted by the carriers. The Company may estimate some revenues from mobile operators/VARs in the current period when reasonable estimates of these amounts can be made. Some mobile operators/VARs provide reliable interim preliminary reporting and others report sales data within a reasonable time frame following the end of each month, both of which allow the Company to make reasonable estimates of revenues and therefore to recognize revenues during the reporting period when the end user licenses the game. Determination of the appropriate amount of revenue recognized involves judgments and estimates that the Company believes are reasonable, but it is possible that actual results may differ from the Company’s estimates. If the Company is unable to reasonably estimate the amount of revenues to be recognized in the current period, the Company recognizes revenues upon the receipt of a mobile operator/VAR revenue report and when the Company’s portion of the game licensed revenues are fixed or determinable and collection is probable. If the Company deems a mobile operator/VAR not to be creditworthy, the Company defers all revenues from the arrangement until the Company receives payment and all other revenue recognition criteria have been met.

The Company recognizes the cost of payments to the content providers or brand owners/license holders as a cost of revenues, these costs are usually a fixed percentage of the revenue of the related games. Mobiles games cost of revenues includes all third-party hosting and testing, these costs are incurred on a monthly basis and are primarily fixed in nature regardless of the revenue generated by the related games.

Periodically, we enter into non-recurring engineering arrangements with our content partners. Generally, under the terms of these agreements, we receive funding upfront to complete projects. The funding we receive upfront is recorded as deferred revenue and is recognized as revenue under the terms of the individual arrangements. Deferred revenue represents amounts received for which the Company has not yet completed its contractual obligations.

Software Development Costs

All software development costs of a software product are charged to research and development expense as incurred.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans (SFAS 158). SFAS 158 requires companies to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position. This statement is effective for financial statements as of the end of fiscal years ending after Dec. 15, 2006. The Company does not expect SFAS 158 to have any impact on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after Nov. 15, 2007. The Company does not expect SFAS 157 to have any impact on the consolidated financial statements.

On September 13, 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable of the fiscal 2008. The Company does not expect SAB 108 to have any impact on the consolidated financial statements.

DESCRIPTION OF PROPERTY

The Company maintains an office located at Suite 5.18, 130 Shaftesbury Avenue, London, England W1D 5EU. We occupy the premises under a contract with Azuracle, which provides us with office space in shared office premises and administration services, including telephone, reception and Internet access services in consideration of a management fee of £500 per month ($860 per month based on a foreign exchange rate on November 30, 2005 of $1.72:£1.0000) .

Tracebit maintains an office located at Piispanktu 28, 06100 Porvoo, Finland under a contract with Svenska Gården for a fee of €506 per month.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 9, 2007 by each stockholder known by us to be the beneficial owner of more than

5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated.

	Amount and Nature of	Percentage of Beneficial
Name and Address of Beneficial Owner(1)	Beneficial Ownership (1)	Ownership (2)
Directors and Officers:
Gary Flint	1,416,867	3.8%
Peter Åhman	5,757,803(3)	15.3%
Simon Ådahl	821,917(4)	2.2%
Miro Wikgren	1,644,930(5)	4.4%
All executive officers and directors as a group (4 persons)	9,641,517	25.7%
Major Shareholders:
Tracebit Holding OY	5,757,803	15.3%
Mobilemail Inc. (6)	4,430,141	11.8%
The Mobilemail Technology Partnership LLP(7)	10,000,000	26.6%

* Less than one percent.

(1) Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2) Based on 37,534,406 shares of our common stock outstanding as of February 9, 2007.

(3) These shares are held by Tracebit Holding OY of which Mr. Åhman is the sole director and a significant shareholder. Accordingly, Mr. Åhman may be deemed to be the beneficial owner of these shares.

(4) These shares are held by Capella Capital OÜ of which Mr. Ådahl is the sole director and shareholder. Accordingly. Mr. Ådahl may be deemed to be the beneficial owner of these shares.

(5) These shares are held by Pollux OÜ of which Mr. Wikgren is the sole director and shareholder. Accordingly, Mr. Wikgren may be deemed to be the beneficial owner of these shares.

(6) ND Holdings Ltd. is the director of MobileMail Inc. Laura Mouck is the director of ND Holdings Ltd. and exercises voting and investment control over the securities held by MobileMail Inc.

(7) The MobileMail Technology Partnership LLP is a limited liability partnership comprised of eighty nine equity partners and two designated partners, each of whom is a limited partner. Mr. Paul Carter is a designated partner and is the administrator of the partnership pursuant to a services agreement between Mr. Carter and the partnership. The administrator is responsible for the administration of the business of the partnership and, subject to the partnership’s operating agreement, makes decisions regarding management of the business of the partnership. Accordingly, Mr. Carter exercises voting and investment control over the securities held by The MobileMail Technology Partnership LLP.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of February 9, 2007 are as follows:

Directors:

Name of Director	Age
Gary Flint	29
Peter Åhman	35
Simon Ådahl	31
Miro Wikgren	31

Executive Officers:

Name of Executive Officer	Age	Office
Gary Flint	29	Director of Business Development
Peter Åhman	35	President, Chief Executive Officer, Chief Financial Officer and Secretary
Simon Ådahl	31	Chief Marketing Officer
Miro Wikgren	31	Chief Technical Officer

The following describes the business experience of our directors and executive officers. None of our directors and executive officers have been directors of any reporting company under the Securities Exchange Act of 1934 or any other publicly traded company. Peter Åhman will devote approximately 50% of his business time to our business. Gary Flint will devote approximately 50% of his business time to our business. All other officers will devote all of their business time to our business.

Gary Flint is our director of business development and a director. Gary Flint was appointed to our board of directors and as our president and chief executive officer on August 31, 2005 concurrently with the closing of our acquisition of MobileMail UK. In connection with the Acquisition of Tracebit, he resigned as president, chief executive officer and secretary. Mr. Flint was appointed as the managing director of MobileMail UK in August 2004 and remains the managing director of MobileMail UK. From December 2000 until August 2004, Mr. Flint was employed by JP Morgan Chase on secondment to Schroders Investment Management. Between May 2001 and August 2004, Mr. Flint was employed as a systems analyst within the operation project team, whereby he was responsible for the design, build, implementation and analysis of back and middle office information technology systems. From December 2000 to May 2001, Mr. Flint was a fund accountant in institutional fund management. During the period of July 2000 to December 2000, Mr. Flint was a financial assistant with HSBC Bank working within the financial operations department controlling and monitoring local and international inter-bank transactions. Between January 2000 and July 2000, Mr. Flint was employed by Anheuser-Busch in a capacity as an Account Assistant within the European headquarters in London. Prior to employment Mr. Flint studied for his BSc (Hons) Degree in Economics with Human Geography at Loughborough University, in the United Kingdom.

Peter Åhman was appointed our president, chief executive officer, chief financial officer and secretary in connection with the Acquisition of Tracebit. Peter Åhman is the chairman of the board for Tracebit and one of the founders of Tracebit. He is a Certified Public Accountant and also a partner of Grant Thornton Finland where he has worked over 10 years as an audit partner for a number of international and domestic clients. He is also director of Grant Thornton Finland’s Corporate Finance department. Mr. Åhman holds a Master of Economics from the Swedish School of Economics and Business Administration.

Miro Wikgren was appointed our chief technical officer in connection with our Acquisition of Tracebit. Miro Wikgren is responsible for architecture, design and implementation of Tracebit's mobile games. He has worked for Tracebit for over five years and has been in charge of product development from the beginning. Prior to joining Tracebit, Mr. Wikgren was with Svensk-Finland Insurance Company where he was in charge of design, development and production of in-house data management and interconnection systems. He has also worked at the IT department of the Swedish School of Economics and Business Administration during his studies. Mr. Wikgren has more than 10 years of experience in application design and development.

Simon Ådahl was appointed our chief marketing officer in connection with our Acquisition of Tracebit. Simon Ådahl has been responsible for marketing, business development and partnerships for Tracebit for over 4 years. Among his tasks has been to successfully secure contracts with telecom operators and other important players in the mobile entertainment field and to acquire and sign brand licenses for Tracebit. Before joining Tracebit, Mr. Ådahl was CEO of Oy Dipendia AB, a Finnish IT outsourcing company, from December 2001 to July 2003. He also worked in Internet Media & Print Company as Brand Management Software Expert and Account Manager. Mr. Ådahl holds a Bachelor of Business Administration degree from Helia University of Business and Applied Sciences in Finland.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above.

Committees of the Board Of Directors

At present, we do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees. None of our directors is “independent” as that term is defined in Rule 121 of the American Stock Exchange listing standards as they are also officers or employees of the Company. We plan to consider establishing a sufficient number of independent directors on our board and establishing various board committees during the current fiscal year.

Family Relationships

None of the directors or officers of our company are related to each other.

Involvement in Certain Legal Proceedings

None of our directors, executive officers and control persons have been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment or decision has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

None of our executive officers earned in excess of $100,000 in 2006. The following table sets forth information regarding the compensation paid to our Chief Executive Officer in 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation Compen- sation ($)	Total ($)
Peter Åhman(1)	2006	-	-	-	-	-	-	-	-
Gary Flint(2)	2006	20,952	-	-	-	-	-	-	20,952

(1) Peter Åhman was appointed our Chief Executive Office on February 6, 2007 pursuant to the Acquisition of Tracebit. He did not receive any compensation for his services in 2006 from Tracebit.
(2) Gary Flint was our Chief Executive Officer in 2006.

We have not granted options to acquire shares of our common stock or made any stock awards to any of our directors or officers.

The following table sets forth information regarding compensation paid to each of our directors in 2006:

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Non-qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
Gary Flint	-	-	-	-	-	-	-
Peter Åhman	-	-	-	-	-	-	-
Simon Ådahl	-	-	-	-	-	-	-
Miro Wikgren	-	-	-	-	-	-	-

Employment and Consulting Agreements

In connection with the Acquisition, Tracebit has entered into new consulting or employment agreements with Peter Åhman, Simon Ådahl and Miro Wikgren, directors and officers of Tracebit, which supersede all previous agreements between such persons and Tracebit. In addition, we have entered into a consulting agreement with Gary Flint and have ended his previous contract with us. The following summary of the terms of such agreements is not complete and is qualified in its entirety by reference to the agreements, copies of which are attached as exhibits to this current report.

The Company and Peter Åhman entered into a consulting agreement dated February 1, 2007 pursuant to which Mr. Åhman agreed to provide consulting services to the Company, including acting as president, chief executive officer, chief financial officer and secretary of the Company. Mr. Åhman agreed to devote approximately 50% of his business time to the affairs of the Company. In consideration for the consulting services, Mr. Åhman will be paid a fee of €100 per hour and may be granted incentive stock options to purchase shares of the Company. In addition, the Company will reimburse expenses incurred by Mr. Åhman in connection with the provision of the consulting services to the Company. The agreement may be terminated at any time by the Company upon the occurrence of an event of default set out in the agreement, including the commission of an act of fraud, theft or embezzlement or the neglect or breach by Mr. Åhman of his material obligations under the agreement, provided that a notice of an event of default has been delivered to Mr. Åhman and Mr. Åhman has failed to remedy the default within 30 days of the delivery of such notice. In addition, the Company may terminate the agreement in the absence of an event of default by delivering notice of termination to Mr. Åhman and paying him an amount equal to 30 hours of service. In addition, Mr. Åhman may terminate the agreement at any time in the event of a breach of any material term of the agreement by the Company, provided that written notice of default has been delivered to the Company and the Company has failed to remedy the default within 30 days of the date of delivery of such notice. The agreement terminates on February 1, 2008 unless earlier terminated.

Tracebit and Simon Ådahl entered into an employment agreement dated January 31, 2007 pursuant to which Mr. Ådahl agreed to act as Tracebit’s Chief Marketing Officer. Under the agreement, Mr. Ådahl is paid a monthly salary of €4,000 and Tracebit will reimburse Mr. Ådahl for expenses incurred by him in connection with his employment.

Tracebit and Miro Wikgren entered into an employment agreement dated January 31, 2007 pursuant to which Mr. Wikgren agreed to act as Tracebit’s Chief Technology Officer. Under the agreement, Mr. Wikgren is paid a monthly salary of €4,000 and Tracebit will reimburse Mr. Wikgren for expenses incurred by him in connection with his employment.

The Company and Gary Flint entered into a consulting agreement dated February 6, 2007 pursuant to which Mr. Flint agreed to provide consulting services to the Company, including acting as director of business development for the Company. The agreement expires on February 5, 2008 unless earlier terminated. Mr. Flint agreed to devote approximately 50% of his business time to the affairs of the Company. In consideration for the consulting services, Mr. Flint will be paid a fee of €50 per hour and may be granted incentive stock options to purchase shares of the Company. In addition, the Company will reimburse expenses incurred by Mr. Flint in connection with the provision of the consulting services to the Company. The agreement may be terminated at any time by the Company upon the occurrence of an event of default set out in the agreement, including the commission of an act of fraud, theft or embezzlement or the neglect or breach by Mr. Flint of his material obligations under the agreement, provided that a notice of an event of default has been delivered to Mr. Flint and Mr. Flint has failed to remedy the default within 30 days of the delivery of such notice. In addition, the Company may terminate the agreement in the absence of an event of default by delivering notice of termination to Mr. Flint and paying him an amount equal to 30 hours of service. In addition, Mr. Flint may terminate the agreement at any time in the event of a breach of any material term of the agreement by the Company, provided that written notice of default has been delivered to the Company and the Company has failed to remedy the default within 30 days of the date of delivery of such notice.

Stock Option Plan

On February 8, 2007, we adopted a 2007 Stock Option Plan (the “Plan”). The following summary of the Plan is not complete and is qualified in its entirety by reference to the Plan, a copy of which is attached as an exhibit to this current report.

The purpose of the Plan is to enhance the long term stockholder value of the Company by offering opportunities to directors, officers, employees and eligible consultants and any Related Company (as defined in the Plan) to acquire and maintain stock ownership in the Company in order to give these persons the opportunity to participate in the Company’s growth and success and to encourage them to remain in the service of the Company or a Related Company. The number of shares available for issuance under the Plan is 4,100,000 shares. The Plan is administered by the Company’s board or a committee appointed by, and consisting of two or more members of, the board. The Plan administrator has the authority, in its discretion, to determine all matters relating to options granted under the Plan, including the selection of individuals to be granted options, the type of options, the number of shares subject to an option and all terms, conditions, restrictions and limitations of an option granted under the Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mobilemail (US) Inc.

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  Any of our directors or officers;
  Any person proposed as a nominee for election as a director;
  Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
  Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons.

Purchase of Founder’s Shares

Debra Rosales, our initial director and officer, acquired 500,000 shares of our common stock effective April 8, 2005 at a price of $0.001 per share. Debra Rosales paid a total purchase price of $500 for these shares.

Gary Flint

Gary Flint is one of our directors. Prior to our acquisition of MobileMail UK, Mr. Flint was the managing director and a shareholder of MobileMail UK. Under the share exchange agreement whereby we acquired MobileMail UK as our wholly-owned subsidiary, Mr. Flint received 1,416,867 shares in our company in exchange for his shares in MobileMail UK. Upon the acquisition of MobileMail UK, Mr. Flint was appointed to replace Ms. Rosales as our sole officer and director.

Mr. Flint had provided his services as chief executive officer to us prior to the Acquisition of Tracebit under a contract between Mr. Flint and MobileMail UK dated July 26, 2004. Mr. Flint was obligated to devote his full business time to our business. We had agreed to pay to Mr. Flint a salary of GBP 35,000 per annum. In addition, MobileMail UK agreed to issue to Mr. Flint up to a maximum of 245,000 ordinary shares of MobileMail UK. By agreement, all 245,000 shares were issued to Mr. Flint prior to the execution of the Share Exchange Agreement. These shares were exchanged for 1,416,867 shares of our common stock upon completion of our acquisition of MobileMail UK. No additional shares were issued to Mr. Flint pursuant to his employment contract.

In connection with the Acquisition of Tracebit, Mr. Flint resigned as our chief executive officer and has been appointed as director of business development. Mr. Flint has entered into a consulting agreement with us pursuant to which he is paid €50 per hour for his services.

MobileMail Inc.

1. Loan Agreement

MobileMail UK’s initial corporate activities were funded by MobileMail Inc. MobileMail UK entered into a loan agreement dated October 8, 2003 with MobileMail Inc. whereby MobileMail Inc. agreed to extend a secured loan facility to MobileMail UK in the maximum amount of £150,000 ($249,465, based on the foreign exchange rate on October 8, 2003 of $1.6631:£1.0000) . As at May 9, 2005, MobileMail UK’s outstanding debt to MobileMail Inc. under the secured loan facility was $111,867. MobileMail UK and MobileMail Inc. entered into a debt settlement agreement on May 9, 2005 whereby the outstanding debt was settled by the issuance to MobileMail Inc. of 1,075,000 Ordinary A shares in the capital of MobileMail UK. MobileMail Inc. subsequently exchanged these shares for shares of our common stock upon completion of the share exchange agreement on August 31, 2005.

2. Share Exchange Agreement

MobileMail Inc. was issued 10,004,820 shares of our common stock on August 31, 2005 upon the completion of our acquisition of MobileMail UK pursuant to the Share Exchange Agreement. These shares were issued by us in exchange for MobileMail Inc.’s shares in MobileMail UK. The cost to MobileMail Inc. of its shares in MobileMail UK was $123,133, being $111,867 for the shares issued upon the debt settlement and £6,550 ($11,266 per month based on a foreign exchange rate on November 30, 2005 of $1.72:£1.0000) for the purchase of its initial shares of MobileMail UK. MobileMail Inc. subsequently transferred 4,495,000 shares in private transactions.

3. Ownership of the MobileMail Software Technology

Viva Technology, a Norwegian based telecommunication aggregator and developer, was the original developer of the MobileMail software. Viva Technology is a third party that is at arms length to both ourselves and MobileMail Inc. We did not enter into any agreement with Viva Technology relating to the ownership of the MobileMail software.

MobileMail Inc. acquired the rights to exploit the MobileMail software and granted licenses to exploit the MobileMail software to four entities, with each entity acquiring rights to a different territory, on September 12, 2003. These four entities are HBI Sales Private Limited, Zacan Holdings Proprietary Limited, ICT/Europetec Limited and MIR Technologies LLC.

MobileMail Inc. subsequently sold its rights in the MobileMail software to The MobileMail Technology Partnership LLP on October 13, 2003.

MobileMail UK entered into an agency exploitation agreement on March 30, 2004 with the four entities that had the acquired license rights to the MobileMail software from MobileMail Inc. Under the agency exploitation agreement, MobileMail UK was appointed as the agent of the four licencees for the purpose of undertaking the commercial exploitation of the license rights. MobileMail UK was obligated to carry out the commercial exploitation of the MobileMail software and to use its best efforts to achieve an exploitation result in accordance with an agreed upon exploitation forecast. MobileMail UK agreed to pay the licensees an amount equal to 25% of the gross income derived from the exploitation of these license rights. MobileMail UK was also required to generate from the exploitation of this technology at least £640,000 ($1,170,112 based on the foreign exchange rate on March 30, 2004 of $1.8283: £1.0000) of gross income per calendar quarter over the three-year term of the agreement. MobileMail UK did not realize any gross income from the exploitation of the MobileMail software or earn any payments during the term of the agency exploitation agreement. The agency exploitation agreement was terminated on November 30, 2005 concurrently with our acquisition of the MobileMail software from MobileMail Inc., as described below. Each of HBI Sales Private Limited, Zacan Holdings Proprietary Limited, ICT/Europetec Limited and MIR Technologies LLC are arms-length parties to ourselves.

We entered into an asset purchase agreement dated November 1, 2005 with Mobilemail Inc. whereby we agreed to acquire the MobileMail software from MobileMail Inc. in consideration for the issuance to MobileMail Inc. of 10,000,000 shares of our common stock. The completion of this acquisition was contingent upon the concurrent re-acquisition by MobileMail Inc. of the rights to the MobileMail software from The MobileMail Technology Partnership LLP. The reacquisition by MobileMail Inc. of the MobileMail software was effected pursuant to a share purchase agreement between MobileMail Inc. and The MobileMail Technology Partnership LLP whereby MobileMail Inc. acquired from The MobileMail Technology Partnership LLP all of the issued share capital of a limited company that was created by The MobileMail Technology Partnership LLP for the purpose of allowing The MobileMail Technology Partnership LLP to divest itself of the MobileMail software. The name of the limited company that was incorporated by The MobileMail Technology Partnership LLP is Mobilemail Technology Limited. The MobileMail Technology Partnership LLP transferred the rights to the MobileMail software to Mobilemail Technology Limited prior to the completion of the sale of the shares of Mobilemail Technology Limited to MobileMail Inc. As consideration for the share purchase, MobileMail Inc. agreed to deliver 10,000,000 shares of our common stock. The asset purchase agreement and the share purchase agreement completed concurrently on November 30, 2005. On closing, we issued 10,000,000 shares of our common stock to MobileMail Inc. in consideration of the transfer to us of ownership of the MobileMail software and MobileMail transferred these 10,000,000 shares of our common stock to The MobileMail Technology Partnership LLP. The shares of Mobilemail Technology Limited were transferred by The MobileMail Technology Partnership LLP to MobileMail Inc. pursuant to the share purchase agreement between MobileMail Inc. and The MobileMail Technology Partnership LLP. However, we did not acquire the shares of MobileMail Technology Limited pursuant to our asset purchase agreement with MobileMail Inc. as our acquisition was limited strictly to the intellectual property assets comprising the MobileMail software. Mobilemail Technology Limited did not own any assets other than the Mobilemail software which was subsequently acquired by us under the asset purchase agreement. In addition, we entered into a termination and release agreement dated November 30, 2005 with HBI Sales Private Limited, Zacan Holdings Proprietary Limited, ICT/Europetec Limited and MIR Technologies LLC whereby the agency exploitation agreements were terminated. The MobileMail Technology Partnership LLP delivered a Regulation S Investment Agreement in our favor in order to establish that the transfer of the shares by MobileMail Inc. to The MobileMail Technology Partnership LLP was effected in accordance with the provisions of Rule 903 of Regulation S of the Securities Act of 1933.

The MobileMail Technology Partnership LLP was not a party that was related to us at the time of our execution of the asset purchase agreement with MobileMail Inc. The MobileMail Technology Partnership LLP became one of our principal shareholders as a result of the completion of these transactions. The MobileMail Technology Partnership LLP is a limited liability partnership organized under the laws of the United Kingdom. We are advised that there are eighty one equity partners in The MobileMail Technology Partnership LLP and that Mr. Paul Carter is the administrator of the partnership and a designated partner. The divestiture by The MobileMail Technology Partnership LLP of the MobileMail software was approved by the limited partners at an extraordinary general meeting of the limited partners called for that purpose of approving the transaction.

The MobileMail Technology Partnership LLP is a limited liability partnership that is at arms length to MobileMail Inc.

Outlander Management Ltd.

Outlander Management, a private corporation that provided administration services to MobileMail UK, was issued 578,313 shares of our common stock on September 30, 2005 in exchange for the shares of MobileMail UK held by Outlander Management. The cost to Outlander Management of its shares in MobileMail UK was £1,000 ($1,720 per month based on a foreign exchange rate on November 30, 2005 of $1.72:£1.0000) .

We paid or accrued the following fees to Outlander Management during 2005 and 2004 in respect of administrative services provided by Outlander Management:

	Year ended	Year ended
Expense	September 30, 2005	September 30, 2004
Accounting	$6,661	$719
Legal fees	$1,665	$180
Promotion	$16,652	$1,797
Rent	$8,326	$899
Office and Information	$5,828	$Nil
Technology
Salaries and Wages	$Nil	$1,797

As at September 30, 2005, we have an amount payable to Outlander Management of $15,997 for management services. This amount had decreased to $14,048 as at March 31, 2006 and was $16,994 at September 30, 2006.

Azuracle Ltd.

As at September 30, 2005, we owed £1,500 ($2,644 based on a foreign exchange rate on September 30, 2005 of $1.7628:£1.000) to Azuracle for rent for the period from July 1 to September 30, 2005. Azuracle is a related party to our company because it has a director (Mr. Debo) in common with Outlander Management, one of our promoters. This amount had increased to $7,829 as at March 31, 2006 and was $14,045 at September 30, 2006.

DeBondo Capital Ltd.

As at September 30, 2005, we owed £3,871 ($6,824 based on a foreign exchange rate on September 30, 2005 of $1.7628:£1.000) to DeBondo for advances made to pay for some of our expenses. DeBondo is a related party to our company because it has a director (Mr. Debo) in common with Outlander Management, one of our promoters. This amount had increased to $6,735 as at March 31, 2006 and was $7,249 at September 30, 2006.

OY Tracebit AB

Miro Wikgren

Tracebit had a loan receivable amounting to (including interest at 2% per annum accumulated from the date the loan was granted) $9,407 and $10,386 at the nine months ended September 30, 2006 and December 31, 2005, respectively, from Miro Wikgren, one of its directors. Mr Wikgren was appointed after the granting of the loan. The loan is fully secured.

Mr Wikgren, who was also Tracebit’s Chief Technology Officer during 2006, was paid a monthly salary of €2,390 ($3,025 based on a foreign exchange rate on September 30, 2006 of $ 0.2660:€1.000) . Tracebit owed €18,485 ($23,402 based on a foreign exchange rate on September 30, 2006 of $ 1.2660:€1.000) as unpaid salaries (from which the above loan receivable should be paid to Mr Wikgren) to Mr Wikgren as of September 30, 2006.

Simon Ådahl

Mr. Ådahl, as Tracebit’s Chief Marketing Officer during 2006, and was paid a monthly salary of €2,175 ($2,754 based on a foreign exchange rate on September 30, 2006 of $ 0.2660:€1.000) . Tracebit owed €8,700 ($11,014 based on a foreign exchange rate on September 30, 2006 of $ 1.2660:€1.000) as salaries to Mr Ådahl as of September 30, 2006.

Tracebit Holding Oy

Tracebit owed €36,116 ($47,722 based on a foreign exchange rate on September 30, 2006 of $ 1.2660:€1.000) as notes payable to Tracebit Holding Oy, the principal shareholder of Tracebit. The loan was interest free until December 31, 2006 and after that bears interest at 5% per annum and the loan is due on December 31, 2007 together with interest.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 5,000,000 shares of preferred stock, with a par value of $0.001 per share. As of February 9, 2007, there were 37,123,160 shares of our common stock issued and outstanding held by 210 shareholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)	voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)

subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

As of the date of this current report, there are warrants to purchase an aggregate of 400,000 shares of our common stock for a one year term that are outstanding. Of the warrants issued, warrants to purchase 200,000 shares are exercisable at a price of $0.25 per share and warrants to purchase 200,000 shares are exercisable at a price of $0.50 per share. We may also issue warrants to purchase our securities in the future.

Options

As of the date of this current report, there are no options to purchase our securities outstanding. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

As of the date of this current report, we do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Shares of our common stock are quoted on the OTC Bulletin Board under the symbol MBMU. Our common stock became eligible for trading on the OTC Bulletin Board on September 1, 2006.

The following table indicates the high and low bid prices of our common stock during the periods indicated:

Year Ended	High Bid	Low Bid
December 31, 2006	$1.39	$1.00
September 30, 2006	$0.85	$0.31

The source of the high and low bid information is the NASD OTC Bulletin Board. The market quotations provided reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Holders of Our Common Stock

As at February 9, 2007, we had 210 registered holders of our common stock.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Recent Sales of Unregistered Securities

We completed an offering of 500,000 shares of our common stock at a price of $0.001 per share to Debra Rosales, our initial director and officer, on April 8, 2005, for total proceeds of $500.00. We completed this offering pursuant to Section 4(2) of the Securities Act. Debra Rosales, as our sole officer and director, was in possession of sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to Debra Rosales. The 500,000 shares of common stock are restricted shares, as defined in the Securities Act, and have been endorsed with a legend confirming that the shares cannot be resold or transferred unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

We completed an offering of 4,500,000 shares of our common stock at a price of $0.01 per share to a total of six purchasers on May 31, 2005. The total proceeds from this offering were $45,000. We completed this offering pursuant to Rule 903(a) and (b)(3) of Regulation S of the Act. Each sale of shares was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 12,000,000 shares of our common stock to the former shareholders of MobileMail UK, including MobileMail Inc., Outlander Management and Gary Flint, on August 31, 2005, being the closing date of our acquisition of MobileMail UK. We completed this offering pursuant to Section 4(2) of the Securities Act. Each of the shareholders of MobileMail UK was in possession of sufficient information about us to make an informed investment decision. Each shareholder further represented their intention to acquire the securities for investment only and not with a view toward distribution. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to the shareholders of MobileMail UK. MobileMail Inc. subsequently transferred 4,495,000 shares to four of the selling shareholders named herein in private transactions, namely Powerview Ltd., Ulla Investment Ltd., UP-Front Investment Ltd. and Ultimate Investment Ltd. These shares were transferred in “offshore transactions” in accordance with Rule 903 of Regulation S and each selling shareholder executed an investment agreement in favour of us and MobileMail wherein they made various agreements, including the agreement that the shares were “restricted securities” and could not be resold or transferred unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. The 12,000,000 shares of common stock are restricted shares, as defined in the Securities Act, and have been endorsed with a legend confirming that the shares cannot be resold or transferred unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. In addition, the issuance of shares to the shareholders of MobileMail UK was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, in which we did not engage in any directed selling efforts, as defined in Regulation S. Each shareholder represented to us that the shareholder was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person.

We issued 953,600 shares of our common stock at a price of $0.05 per share to a total of 55 purchasers on August 31, 2005. The total proceeds from this offering were $47,680. The closing of this offering was completed concurrently with our acquisition of MobileMail UK from the shareholders of MobileMail UK. We completed this offering pursuant to Rule 903(a) and (b)(3) of Regulation S of the Act. Each sale of shares was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We issued 10,000,000 shares of our common stock to MobileMail Inc. on November 30, 2005, being the closing date of our acquisition of the MobileMail software from MobileMail Inc. We completed this offering pursuant to Section 4(2) of the Securities Act and Rule 903 of Regulation S of the Securities Act. MobileMail Inc. was our largest shareholder at the time of the acquisition and was in possession of sufficient information about us to make an informed investment decision. MobileMail Inc. represented its intention to acquire the securities for investment only and not with a view toward distribution. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to MobileMail Inc. The 10,000,000 shares of common stock are restricted shares, as defined in the Securities Act, and have been endorsed with a legend confirming that the shares cannot be resold or transferred unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. In addition, the issuance of shares to MobileMail Inc. was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, in which we did not engage in any directed selling efforts, as defined in Regulation S. MobileMail Inc. represented to us that it is not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person.

We issued 320,000 shares of our common stock at a price of $0.25 per share in full settlement of the outstanding loans of $80,000 to four investors. The transaction was completed concurrently with our acquisition of the MobileMail software from MobileMail Inc. effective November 30, 2005. We completed this offering pursuant to Rule 903(a) and (b)(3) of Regulation S of the Act. Each sale of shares was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution.

Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We entered into convertible loan subscription agreements with two investors pursuant to which the investors advanced $100,000 to us on March 28, 2006. Each investor advanced $50,000. In accordance with our obligations under the subscription agreements, we issued convertible notes to each of the investors in the principal amount of the advance, which principal amount was repayable on the two year anniversary of the date of advance and bore interest at an interest rate equal to the prime rate of interest for U.S. banks as published in Money Rates Column of the Money and Investing Section of The Wall Street Journal from time to time. Each investor had the right at any time commencing on the date of the quotation of our common stock on the NASD Over-the-Counter Bulletin Board and ending on the maturity date to convert the outstanding principal and accrued interest on the loan into units at a conversion rate of $0.25 US per unit. Each unit to be issued upon conversion was to be comprised of one share of our common stock and one warrant to purchase one additional share of our common stock. Each warrant was to be exercisable for a one year period from the date of issuance at a price of $0.50 per share, with respect to one investor, and $0.25 per share, with respect to the other investor. We completed this offering pursuant to Rule 903(a) and (b)(3) of Regulation S of the Act. The sale of the convertible loan was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the convertible loan was made; and (ii) at the time the subscription agreement for the convertible loan was executed, each investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each investor represented its intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends will be affixed to the convertible promissory note evidencing the loan to be issued to the investor in accordance with Regulation S confirming that the note cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. Each of these convertible loans was converted into units in October 2006. We issued an aggregate of 400,000 shares of our common stock and warrants to purchase an additional 400,000 shares of our common stock for a one year term. Of the warrants issued, warrants to purchase 200,000 shares are exercisable at a price of $0.25 per share and warrants to purchase 200,000 shares are exercisable at a price of $0.50 per share. These securities were issued pursuant to Section 3(a)(9) of the Act. We have agreed to use our best efforts to prepare and file with the SEC, as early as possible following the quotation of our common stock on the NASD Over-the-Counter Bulletin Board in the United States, and in no event later than one hundred and eighty (180) days following the date of advance of the convertible loan, a registration statement under the Securities Act covering the resale of shares issued to the investors upon conversion of the convertible notes and the warrant shares issuable upon exercise of the warrants. This registration statement has not been filed to date.

By agreement dated July 28, 2006, we entered into a supply services contract with an unrelated party. The consideration for the services includes $12,000 in cash payments and 25,000 shares of our common stock. These 25,000 shares were allotted as at September 30, 2006 at $0.25 per share and were issued subsequent to year end. The issuance of shares was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) the investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the consulting agreement was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. The investor, as condition of receiving the shares: (i) represented its intention to acquire the securities for investment only and not with a view toward distribution, (ii) represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person, (iii) agreed to the endorsement of restrictive legends on the certificates representing the shares to be issued confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to the investor.

By agreement dated August 14, 2006, we entered into a one-year consulting agreement with an unrelated party. The monthly payments for general consulting services are $12,500 for six consecutive months beginning October 1, 2006 and $25,000 (accrued) on execution of the agreement. In addition, we were obligated to issue 200,000 restricted shares in the common stock within 20 business days from October 1, 2006. These 200,000 shares were allotted as at September 30, 2006 at $0.85 per share and were issued subsequent to year end. The issuance of shares was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) the investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the consulting agreement was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. The investor, as condition of receiving the shares: (i) represented its intention to acquire the securities for investment only and not with a view toward distribution, (ii) represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person, (iii) agreed to the endorsement of restrictive legends on the certificates representing the shares to be issued confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to the investor.

On September 19, 2006, MobileMail US entered into a private placement subscription agreement with a private investor whereby the investor has agreed to purchase 4,000,000 shares of common stock at a price of US$0.25 per share for total proceeds of US$1,000,000. We executed an amendment to the original subscription agreement on December 28, 2006 whereby we have agreed to extend the date for completion of this financing from December 31, 2006 to March 31, 2007. Under the amended arrangement, advance of funds under the subscription agreement is required no later than March 31, 2007. Notwithstanding the agreement of the investor, there is no assurance that this private placement will complete. We have issued a total of 411,156 shares for proceeds of $102,789 as at January 12, 2007 on account of this private placement. No shares have been issued to date. The offering will be completed pursuant to Rule 903 of Regulation S of the Act on the basis that the sale of the shares was completed in an “offshore transaction”, as defined in Rule 902(h) of Regulation S. No commission will be paid in connection with this offering. No commission was paid in connection with this offering. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the shares. The investor has represented to us that the investor is not a U.S. person, as defined in Regulation S, and is not acquiring the shares for the account or benefit of a U.S. person. The subscription agreement executed between us and the investor includes statements that the securities had not been registered pursuant to the Act and that the securities may not be offered or sold in the United States unless the securities are registered under the Act or pursuant to an exemption from the Act. The investor agreed by execution of the subscription agreement for the shares: (i) to resell the securities purchased only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; (ii) that we are required to refuse to register any sale of the securities purchased unless the transfer is in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; and (iii) not to engage in hedging transactions with regards to the securities purchased unless in compliance with the Act. All securities will, upon issuance, be endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. We have no obligation to register the resale of the shares under the Act.

In connection with the Acquisition of Tracebit, on February 6, 2007, we issued an aggregate of 8,224,650 shares of our common stock to the Vendors pursuant to Rule 903 of Regulation S under the United States Securities Act of 1933 (the “Securities Act”), as amended in an “offshore transaction” within the meaning of Regulation S based upon representations and warranties of the Vendors. Each Vendor represented to us that the Vendor is not a “U.S. Person”, as that term is defined in Regulation S of the Securities Act, and that the Purchase Agreement was negotiated and executed outside of the United States.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes, our articles of incorporation and our bylaws.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the articles of incorporation or an amendment thereto, in each case filed on or after November 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation

Our articles of incorporation do not limit the automatic director immunity from liability under the NRS.

Our articles of incorporation further provide that, to the fullest extent permitted by NRS 78, a director or officer of our company will not be personally liable to our company or our stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not eliminate or limit the liability of a director or officer for:

(a)	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b)	the payment of distributions in violation of NRS 78.300, as amended.

Our articles of incorporation further provide that:

1. we will indemnify to the fullest extent permitted by law any person (the “Indemnitee”) made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of our company) by reason of the fact that he or she is or was a director of our company or is or was serving as a director, officer, employee or agent of another entity at the request of our company or any predecessor of our company against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) that he or she incurs in connection with such action or proceeding; and

2. we will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by our company, in advance of the final disposition of such proceeding; provided that our company has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our board of directors;

(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of our company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of our company, except by reason of the fact that such officer is or was a director of our company in which event this restriction shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of our company.

Opinion of the Securities and Exchange Commission

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Item 3.02 Unregistered Sales of Equity Securities

In connection with the Acquisition of Tracebit, on February 6, 2007, we issued an aggregate of 8,224,650 shares of our common stock to the Vendors pursuant to Rule 903 of Regulation S under the United States Securities Act of 1933 (the “Securities Act”), as amended in an “offshore transaction” within the meaning of Regulation S based upon representations and warranties of the Vendors. Each Vendor represented to us that the Vendor is not a “U.S. Person”, as that term is defined in Regulation S of the Securities Act, and that the Purchase Agreement was negotiated and executed outside of the United States.

Item 4.01 Changes in Registrant’s Certifying Accountant

Staley, Okada & Partners, Chartered Accountants (“Staley, Okada”) resigned as principal independent registered public accounting firm of the Company effective January 16, 2007. As a result of this resignation, the Company engaged Dale Matheson Carr-Hilton LaBonte, Chartered Accountants, as its principal independent registered public accounting firm effective January 22, 2007. The decision to change its principal independent registered public accounting firm was approved by the Company’s board of directors.

The report of Staley, Okada dated November 2, 2006 (except as to Note 14b which is as at December 28, 2006) on the consolidated balance sheets of the Company as at September 30, 2006 and 2005 and the related consolidated statements of changes in stockholders’ deficiency, operations, and cash flows for each of the years ended September 30, 2006 and 2005 and the period from incorporation (August 21, 2003) to September 30, 2006, did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles, other than to state that there is substantial doubt as to the ability of the Company to continue as a going concern.

In connection with the audit of the period from incorporation (August 21, 2003) to September 30, 2006 through to the date of their resignation, there were no disagreements between the Company and Staley, Okada on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Staley, Okada would have caused them to make reference thereto in their report on the Company’s audited consolidated financial statements.

The Company provided Staley, Okada with a copy of the foregoing disclosures and requested in writing that Staley, Okada furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. The Company received the requested letter from Staley, Okada wherein they have confirmed their agreement to the Company’s disclosures. A copy of Staley, Okada’s letter has been filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 22, 2007.

Item 5.01 Changes in Control of Registrant

In connection with the Acquisition of Tracebit, we issued an aggregate of 8,224,650 shares of our common stock to the Vendors, representing approximately 28.5% of our issued and outstanding share capital at the time. As a result, there has been a change in control of the Company effective February 6, 2007. The holdings of the Vendors in our share capital is as follows:

  Pollux OÜ holds 1,644,930 shares representing approximately 4.4% of our outstanding share capital;
  Capella Capital OÜ holds 821,917 shares representing approximately 2.2% of our outstanding share capital; and
  Tracebit Holding OY holds 5,757,803 shares representing approximately 15.3% of our outstanding share capital.

In connection with the Acquisition, Tracebit has entered into new consulting or employment agreements with Peter Åhman, Simon Ådahl and Miro Wikgren, directors and officers of Tracebit, which supersede all previous agreements between such persons and Tracebit. In addition, we have entered into a consulting agreement with Gary Flint and have ended his previous contract with us. Also, we have adopted an incentive stock option plan which provides for the issuance of up to 10% of our issued and outstanding shares to directors, officers, employees and eligible consultants. In addition, Peter Åhman, Simon Ådahl and Miro Wikgren were appointed as directors and officers of the Company effective February 6, 2007.

The information set forth under Item 2.01 of this current report is incorporated by reference in this Item 5.01.

Item 5.02 Election of Directors; Appointment of Officers

In connection with the Acquisition of Tracebit, effective February 6, 2007, Peter Åhman, Simon Ådahl and Miro Wikgren were appointed as directors and officers of the Company. As a result, the current directors and officers of the Company are as follows:

Name of Director	Office
Gary Flint	Director
Peter Åhman	President, Chief Executive Officer, Chief Financial Officer and Director

Name of Director	Office
Simon Ådahl	Chief Marketing Officer and Director
Miro Wikgren	Chief Technical Officer and Director

In connection with the Acquisition, Tracebit has entered into new consulting or employment agreements with Peter Åhman, Simon Ådahl and Miro Wikgren, directors and officers of Tracebit, which supersede all previous agreements between such persons and Tracebit. In addition, we have entered into a consulting agreement with Gary Flint and have ended his previous contract with us. Also, we have adopted an incentive stock option plan which provides for the issuance of up to 10% of our issued and outstanding shares to directors, officers, employees and eligible consultants.

Information relating to our directors and officers is set forth under Item 2.01 of this current report and is incorporated by reference in this Item 5.02.

Item 5.06 Change in Shell Company Status

The Acquisition of Tracebit resulted in a change of control of the Company. The material terms of the Acquisition are set forth in Item 2.01 above and in our Current Report on Form 8-K filed with the SEC on February 5, 2007 and are incorporated by reference in this Item 5.06.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

The following financial statements of Tracebit are included herewith:

Audited consolidated balance sheets, statements of operations, statements of cash flows and statement of stockholders’ equity as at and for the years ended December 31, 2005 and 2004, together the notes thereto.

Unaudited interim consolidated balance sheets, statements of operations, statements of cash flows and statement of stockholders’ equity as at and for the nine month periods ended September 30, 2006 and 2005, together with the notes thereto.

(b)	Pro forma Financial Information.

The following pro forma financial information reflecting the Acquisition of Tracebit is included herewith:

Unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2006 and unaudited pro forma condensed combined consolidated statements of operations for the years ended September 30, 2006 and 2005, together with the notes thereto.

Oy Tracebit and Subsidiary

Consolidated Financial Statements
As of December 31, 2005 and 2004

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Oy Tracebit Ab

We have audited the accompanying consolidated balance sheets of Oy Tracebit Ab ("the Company") and a subsidiary (collectively "the Group")as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor we were engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the years in the period ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

Helsinki, Finland

January 25th, 2007

BDO FinnPartners Oy

Juha Selänne
Authorized Public Accountant

Oy Tracebit Ab

Consolidated Balance Sheets	December 31
	2005	2004
Assets
Current assets:
Cash	$3 439	$28 661
Accounts receivable	25 946	35 392
Prepaids and other current assets	73 096	57 252
Total current assets	102 481	121 305

Equipment, software and furniture, net	0	11 383
Total assets	$102 481	$132 688

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2 056	$34 415
Accrued salaries and related costs	41 342	43 250
Other payables	22 172	4 788
Notes payable, current portion	4 187	4 835
Total current liabilities	69 757	87 289

Long-term liabilities:
Notes payable, less current portion	2 411	7 619
Total liabilities	72 168	94 907

Stockholders’ equity:
Common stock, €.17 par value, 15,000 shares authorized and issued:	2 976	3 436
Cumulative Translation Adjustment	346	0
Accumulated deficit/surplus	26 991	34 345
Total stockholders’ equity	30 313	37 781
Total liabilities and stockholders’ equity	$102 481	$132 688

The accompanying notes are an integral part of these consolidated financial statements

Oy Tracebit Ab
	Year ended December 31
Consolidated Statements of Operations	2005	2004

Revenues:
Wireless applications and contracts	$272 492	$295 533
Other consulting	9 828	3 103
Total revenues	282 320	298 635
Cost of revenues:
Wireless applications and contracts	(5 260)	0
Total cost of revenues	(5 260)	0
Gross profit	277 060	298 635

Operating expenses:
General and administrative	(13 406)	(11 568)
Research and development	(203 450)	(149 674)
Sales and marketing	(62 457)	(99 279)
Total operating expenses	(279 313)	(260 522)
Loss from operations	(2 253)	38 114
Interest income (expense), net	(652)	494
Income Tax	0	(11 250)

Net loss/income	$(2 905)	$27 357

Net loss/income applicable to common stockholders:	(2 905)	27 357
Per share amounts (basic and diluted)	($ 0,19)	$1,82

Weighted average shares of common stock
Outstanding	15 000	15 000

The accompanying notes are an integral part of these consolidated financial statements

Oy Tracebit Ab

Consolidated Statements of Cash Flows

	Year ended December 31
	2005	2004
Operating activities
Net income/(loss)	$(2 905)	$27 357

Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation and amortization	10 397	6 713
Changes in operating assets and liabilities:
Accounts receivable	4 964	(29 065)
Prepaid and other assets	(24 794)	(2 089)
Accounts payable and other accrued expenses	(10 257)	31 429
Accrued salaries and related costs	4 095	(21 186)
Net cash provided (required) by operating activities	(18 500)	13 159

Investing activities
Purchases of equipment and furniture	0	(17 108)
Net cash (required) provided by investing activities	0	(17 108)

Financing activities
Dividends paid	0	(34 891)
Cumulative Translation Adjustment	364	0
Notes payable	(4 416)	11 373
Net cash (required) by financing activities	(4 051)	(23 518)
Net (decrease) in cash	(22 551)	(27 467)

Cash at beginning of year	26 178	53 643
Cash at end of year	$3 627	$26 174

Supplemental disclosures of cash flow information
Interest paid	$300	$0
Income taxes paid	$0	$(11 250)

The accompanying notes are an integral part of these consolidated financial statements

Oy Tracebit Ab

Consolidated Statements of
Stockholders’ Equity

			Cumulative		Total
	Common Stock		Translation	Accumulated	Stockholders’
	Shares	Amount	Adjustment	Surplus/(Deficit)	Equity (Deficit)

Balance at December 31, 2002	15000	$2 976	-	$3 707	$6 683
Net income for the period	-	-	-	33 184	33 184
Balance at December 31, 2003	15000	2 976		36 891	39 867
Dividends paid	-	-	-	(33 091)	(33 091)
Net income for the period	-	-	-	25 945	25 945
Balance at December 31, 2004	15000	2 976	-	29 746	32 722
Cumulative Translation
Adjustment	-	-	346	-	346
Net loss for the period	-	-	-	(2 754)	(2 754)
Balance at December 31, 2005	15000	$2 976	$346	$26 991	$30 313

The accompanying notes are an integral part of these consolidated financial statements

Oy Tracebit Ab

Notes to Consolidated Financial Statements

December 31, 2005

1. Business, Organization and Basis of Presentation

Business

Oy Tracebit Ab ("Tracebit” or the "Company") is engaged primarily in the development of mobile games. The core of the Company's business plan is to focus on the emerging wireless market and partner with leading content brands to bring branded products to mobile phones. Our content brands include Davic Coulthard, Scott Dixon, Subaru WRX, Nicky Hayden, Giancarlo Fisichella and others.

Tracebit builds end-user mobile games for major mobile platforms, including QUALCOMM’s Binary Runtime Environment for Wireless™ (BREW™) and Java™ 2 Platform, Micro Edition (J2ME™). We distribute our applications through mobile operators and value added resellers who make our products available to their customers.

We have developed and published more than thirty (30) mobile games on over 100 mobile operators and distribution partners.

Organization

Tracebit was established in 1996 focusing on IT consulting. The company’s focused changed to mobile games during 2001/2002. The financial statements presented herein and labeled as the financial statements of Oy Tracebit Ab represent the historical financial statements of Oy Tracebit Aband also referred to herein as “the Company.”

The Company has a subsidiary in India, Tracebit Mobile Solutions India (Pvt.) which is consolidated. All transactions between the companies have been eliminated. The Company has decided to dissolve the subsidiary during 2006. The company was closed during May 2006 and the expenses for the close down of operations were not significant.

Future Operations

As shown in the financial statements for the year ended December 31, 2005, the Company incurred a net loss of $2,905 and experienced negative cash flows from operations. The Company’s operations are dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing, and ultimately to attain profitability. The Company is actively promoting and expanding its product line. Management expects to be able to attract additional capital, to expand operations to new business areas in the mobile space and also expects that increased revenues will reduce its operating losses in future periods. However, there can be no assurance that management’s plan will be executed as anticipated.

2. Summary of Significant Accounting Policies

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Oy Tracebit Ab

Notes to Consolidated Financial Statements (continued)

Stock Split

On December 30, 2004, the Company effected a ten-for-one stock split. Accordingly, all share and per share amounts have been retroactively adjusted to give effect to this event.

Revenue Recognition and Related Costs

Mobile games

In accordance with Emerging Issues Task Force, or EITF, No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, the Company recognizes as revenues the net amount the carrier reports as payable upon the sale of our games, which is net of any service or other fees earned and deducted by the carriers. The Company may estimate some revenues from mobile operators/VARs in the current period when reasonable estimates of these amounts can be made. Some mobile operators/VARs provide reliable interim preliminary reporting and others report sales data within a reasonable time frame following the end of each month, both of which allow the Company to make reasonable estimates of revenues and therefore to recognize revenues during the reporting period when the end user licenses the game. Determination of the appropriate amount of revenue recognized involves judgments and estimates that the Company believes are reasonable, but it is possible that actual results may differ from the Company’s estimates. If the Company is unable to reasonably estimate the amount of revenues to be recognized in the current period, the Company recognizes revenues upon the receipt of a mobile operator/VAR revenue report and when the Company’s portion of the game licensed revenues are fixed or determinable and collection is probable. If the Company deems a mobile operator/VAR not to be creditworthy, the Company defers all revenues from the arrangement until the Company receives payment and all other revenue recognition criteria have been met.

The Company recognizes the cost of payments to the content providers or brand owners/license holders as a cost of revenues, these costs are usually a fixed percentage of the revenue of the related games. Mobiles games cost of revenues includes all third-party hosting and testing, these costs are incurred on a monthly basis and are primarily fixed in nature regardless of the revenue generated by the related games.

Periodically, we enter into non-recurring engineering arrangements with our content partners. Generally, under the terms of these agreements, we receive funding upfront to complete projects. The funding we receive upfront is recorded as deferred revenue and is recognized as revenue under the terms of the individual arrangements. Deferred revenue represents amounts received for which the Company has not yet completed its contractual obligations.

Segments

Management has structured the Company’s internal organization as one business segment for which all operating decisions are made and all operating results are evaluated.

Equipment, Software and Furniture

Equipment, software and furniture is stated at cost and usually expensed at once. If capitalized the depreciation is computed over the estimated useful lives of the assets (generally three to five years) using the straight-line method.

Oy Tracebit Ab

Notes to Consolidated Financial Statements (continued)

Financial Instruments

The Company’s financial instruments that are exposed to a concentration of credit risk consist primarily of its trade accounts receivable, which are unsecured. Collateral is generally not required. Management provides an estimated allowance for doubtful accounts based on its assessment of the likelihood of future collections. The Company recorded an allowance for doubtful accounts of $3,698 as of December 31, 2005. There was no allowance for doubtful accounts recorded as of December 31, 2004. The carrying amount of cash, accounts receivable, accounts payable and debt approximate fair value for these financial instruments because of the short maturities of the instruments.

Significant Concentrations

For the year ended December 31, 2005, no single customer accounted for more than 10% of the Company’s revenues and accounts receivable, respectively.

Software Development Costs

All software development costs of a software product are charged to research and development expense as incurred.

Advertising Costs

Advertising costs are expensed as incurred.

Pensions

The pensions of the company's employees are in the Finnish Statutory employment scheme called "TEL" and accounted for as defined contribution plans.

Income Taxes

Income taxes are accounted for using the liability method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109,“Accounting for Income Taxes.” Under SFAS 109, deferred tax assets or liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance would be included in the provision for deferred income taxes in the period of change.

Net Income/Loss Per Share

Loss per share has been calculated in accordance with SFAS No. 128,“Earnings Per Share.” Basic loss per share was computed by dividing the net loss for each period presented by the weighted average number of shares of common stock outstanding for such period.

Cash and Cash equivalents

At December 31,2005 and 2004 cash and cash equivalents consisted of amounts held at bank

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans (SFAS 158). SFAS 158 requires companies to recognize the overfunded or

Oy Tracebit Ab

Notes to Consolidated Financial Statements (continued)

underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position. This statement is effective for financial statements as of the end of fiscal years ending after Dec. 15, 2006. The Company does not expect SFAS 158 to have any impact on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after Nov. 15, 2007. The Company does not expect SFAS 157 to have any impact on the consolidated financial statements.

On September 13, 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable of the fiscal 2008. The Company does not expect SAB 108 to have any impact on the consolidated financial statements.

3. Equipment, Software and Furniture

Equipment, software and furniture consists of the following at December 31:

	2005	2004

Equipment, software and furniture	$ 18,704	$ 18,704
	18,704	18,704
Less accumulated depreciation and amortization	(18,704)	(7,321)
	$ 0	$ 11,383

Depreciation and amortization expense totaled $11,383 and $7,321 for the years ended December 31, 2005and 2004, respectively.

4. Leases

The Company leases office space under operating lease agreements. Rental expense amounted to approximately $7,914 and $7,929 for the years ended December 31, 2005 and 2004, respectively.

5. Income Taxes

No provision for income taxes has been recorded during the year ended December 31, 2005 due to the uncertainty of future operating results

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

Oy Tracebit Ab

Notes to Consolidated Financial Statements (continued)

	December 31
	2005	2004
Statutory income tax rate	26%	29%

Loss/income before tax	$(2,905)	$38,608
Non deductible expenses	0	186
Taxable loss/income	(2,905)	38,794
Income tax		(11,250)
Total deferred tax assets	(755)	0
Valuation allowance	755	0
Net deferred taxes	$0	$0

Management has determined that a 100% valuation allowance for existing deferred tax assets is appropriate given the uncertainty regarding the ultimate realization of these assets.

At December 31, 2005, the Company net operating loss carryforwards of approximately $2 thousand for income tax purposes. The tax benefit of these carryforwards is reflected in the above table of deferred tax assets. If not used, these carryforwards expire in 2015 for foreign tax purposes.

6. Related Party Transactions

The company has a loan receivable amounting to (including interest 2% accumulated from the date the loan was granted) $10,386 and $16,464 at the year ended December 31, 2005 and 2004 respectively from one of its Directors. The Director was appointed after the granting of the loan. The Loan is fully secured.

7. Notes Payable

Consists of a car loan granted by the car dealer from which the company car is bought. The loan is granted to our subsidiary in India where also the car is used.

8. Common Stock

2005 Transactions
-
2004 Transactions

On December 30, 2004, the Company effected a ten-for-one stock split.

9. Commitments and Contingencies

Office space leasehold has a 3 months termination term, total commitment is $1,871.

10. Subsequent events

MobileMail (US) Inc, Oy Tracebit Ab and Tracebit Holding Oy as Principal shareholder has signed a Letter of Intent on October 30, 2006 that MobileMail would acquire all outstanding shares in Tracebit by issuing 8,168,400 (corresponding to 20% of the issued shares in MobileMail on the closing date) common shares in MobileMail. The closing is dependent on the completion of a US$ 1 million private placement and a completed Due Diligence by all parties.

Oy Tracebit and Subsidiary

Unaudited Interim Consolidated Financial Statements
As of September 30, 2006 and 2005

F-2

Oy Tracebit Ab

Consolidated Balance Sheets	September 30	December 31
	2006 (unaudited)	2005 (audited)
Assets
Current assets:
Cash	$1 823	$3 439
Accounts receivable	45 182	25 946
Prepaids and other current assets	56 470	73 096
Total current assets	103 476	102 481

Total assets	$103 476	$102 481

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$6 220	$2 056
Accrued salaries and related costs	68 937	41 342
Other payables	1 878	22 172
Notes payable, less current portion	0	4 187
Total current liabilities	77 034	69 757

Long-term liabilities:
Notes payable, less current portion	45 723	2 411
Total liabilities	122 757	72 168

Stockholders’ equity (deficit):
Common stock, €.17 par value, 15,000 shares authorized and issued:	3 194	2 976
Cumulative Translation Adjustment	0	346
Accumulated deficit/surplus	-22 475	26 991
Total stockholders’ equity (deficit)	-19 281	30 313
Total liabilities and stockholders’ equity (deficit)	$103 476	$102 481

The accompanying notes are an integral part of these consolidated financial statements

F -3

Oy Tracebit Ab

	For the nine months	For the nine months
	ended September 30,	ended September 30,
Consolidated Statements of Operations (unaudited)	2006	2005

Revenues:
Wireless applications and contracts	$167 703	$215 532
Other consulting	3 546	8 086
Total revenues	171 249	223 619
Cost of revenues:
Wireless applications and contracts	(14 970)	(2 924)
Total cost of revenues	(14 970)	(2 924)
Gross profit	156 279	220 695

Operating expenses:
General and administrative	(9 792)	(1 351)
Research and development	(156 795)	(150 565)
Sales and marketing	(40 176)	(50 180)
Total operating expenses	(206 763)	(202 096)
Loss from operations	(50 484)	18 599
Interest (expense), net	(69)	(929)

Net loss/income	$(50 554)	$17 670

Earning per share (basic and diluted)	($ 3,37)	$1,18

Weighted average shares of common stock
outstanding	15 000	15 000

The accompanying notes are an integral part of these consolidated financial statements

F -4

Oy Tracebit Ab

Consolidated statements of Cash Flows (unaudited)

	For the nine months ended at September 30,
	2006	2005
Operating activities
Net income/(loss)	$(50 551)	$17 670

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	0	10 559
Changes in operating assets and liabilities:
Accounts receivable	(17 039)	(5 075)
Prepaid and other assets	21 593	3 645
Accounts payable and other accrued expenses	3 944	(28 960)
Accrued salaries and related costs	2 609	(2 439)
Net cash used in operating activities	(39 444)	(4 599)

Investing activities
Purchases of equipment and furniture	0	0
Proceeds from sale of equipment and furniture	0	0
Net cash (used in) provided by investing activities	0	0

Financing activities
Exchange rate difference arising on consolidation	(364)	0
Notes payable	37 973	(10 257)
Net cash provided by financing activities	37 609	(10 257)
Net increase (decrease) in cash	(1 835)	(14 856)

Cash at beginning of year	3 627	26 587
Cash at end of year	$1 792	$11 731

Supplemental disclosures of cash flow information
Interest paid	$0	$0
Income taxes paid	$0	$0

The accompanying notes are an integral part of these consolidated financial statements

F -5

Oy Tracebit Ab

Consolidated Statements of
Stockholders’ Equity
(unaudited)

			Exchange rate		Total
			difference
	Common Stock		arising	Accumulated	Stockholders’
	Shares	Amount	on consolidation	Surplus/(Deficit)	Equity (Deficit)

Balance at December 31, 2002	15	$3 194	-	$3 978	$7 172
Net income for the period	-	-	-	35 611	35 611
Balance at December 31, 2003	15	3 194		39 590	42 784
Dividends paid	-	-	-	(35 511)	(35 511)
Net income for the period	-	-	-	27 843	27 843
Balance at December 31, 2004	15000	3 194	-	31 922	35 116
Cumulative translation adjustment	-	-	371	-	371
Net loss for the period	-	-	-	(2 956)	(2 956)
Balance at December 31, 2005	15000	3 194	371	28 966	32 531
Cumulative translation adjustment	-	-	(371)	-	(371)
Net loss for the period	-	-	-	(51 441)	(51 441)
Balance at September 30, 2006	15000	$3 194	$0	($ 22 475)	($ 19 281)

The accompanying notes are an integral part of these consolidated financial statements

F -6

Oy Tracebit Ab

Notes to Consolidated Financial Statements

1. Business, Organization and Basis of Presentation

Business

Oy Tracebit Ab ("Tracebit” or the "Company") is engaged primarily in the development of mobile games. The core of the Company's business plan is to focus on the emerging wireless market and partner with leading content brands to bring branded products to mobile phones. Our content brands include Davic Coulthard, Scott Dixon, Subaru WRX, Nicky Hayden, Giancarlo Fisichella and others.

Tracebit builds end-user mobile games for major mobile platforms, including QUALCOMM’s Binary Runtime Environment for Wireless™ (BREW™) and Java™ 2 Platform, Micro Edition (J2ME™). We distribute our applications through mobile operators and value added resellers who make our products available to their customers.

We have developed and published more than thirty (30) mobile games on over 100 mobile operators and distribution partners.

Organization

Tracebit was established in 1996 focusing on IT consulting. The company’s focused changed to mobile games during 2001/2002. The financial statements presented herein and labeled as the financial statements of Oy Tracebit Ab represent the historical financial statements of Oy Tracebit Ab.

The Company has a subsidiary in India, Tracebit Mobile Solutions India (Pvt.) which is consolidated. All transaction between the companies have been eliminated. The Company has decided to dissolve the subsidiary during 2006. The company was closed during May 2006 and the expenses for the close down of operations were not significant.

Future Operations

As shown in the financial statements for the nine months period ended September, 2006, the Company incurred a net loss of $50,554 and experienced negative cash flows from operations. The Company’s operations are dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing, and ultimately to attain profitability. The Company is actively promoting and expanding its product line. Management expects to be able to attract additional capital, to expand operations to new business areas in the mobile space and also expects that increased revenues will reduce its operating losses in future periods. However, there can be no assurance that management’s plan will be executed as anticipated.

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and Article 10 of Regulation S-X. Accordingly, these financial statements do not include all of the information and notes required by accounting principles generally accepted in the United States. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial condition and results of operations have been included. Operating results for the none-month period ended Semptember 30, 2006, are not necessarily indicative of the results that may be attained for the entire year. For further information, refer to the financial statements and notes thereto included in the Company’s Financial Statements for the year ended December 31, 2005.

F -7

Oy Tracebit Ab

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition and Related Costs

Mobile games

In accordance with Emerging Issues Task Force, “EITF”, No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, the Company recognizes as revenues the net amount the carrier reports as payable upon the sale of our games, which is net of any service or other fees earned and deducted by the carriers. The Company may estimate some revenues from mobile operators/VARs in the current period when reasonable estimates of these amounts can be made. Some mobile operators/VARs provide reliable interim preliminary reporting and others report sales data within a reasonable time frame following the end of each month, both of which allow the Company to make reasonable estimates of revenues and therefore to recognize revenues during the reporting period when the end user licenses the game. Determination of the appropriate amount of revenue recognized involves judgments and estimates that the Company believes are reasonable, but it is possible that actual results may differ from the Company’s estimates. If the Company is unable to reasonably estimate the amount of revenues to be recognized in the current period, the Company recognizes revenues upon the receipt of a mobile operator/VAR revenue report and when the Company’s portion of the game licensed revenues are fixed or determinable and collection is probable. If the Company deems a mobile operator/VAR not to be creditworthy, the Company defers all revenues from the arrangement until the Company receives payment and all other revenue recognition criteria have been met.

The Company recognizes the cost of payments to the content providers or brand owners/license holders as a cost of revenues, these costs are usually a fixed per centage of the revenue of the related games. Mobiles games cost of revenues includes all third-party hosting and testing, these costs are incurred on a monthly basis and are primarily fixed in nature regardless of the revenue generated by the related games.

Periodically, we enter into non-recurring engineering arrangements with our content partners. Generally, under the terms of these agreements, we receive funding upfront to complete projects. The funding we receive upfront is recorded as deferred revenue and is recognized as revenue under the terms of the individual arrangements. Deferred revenue represents amounts received for which the Company has not yet completed its contractual obligations.

Segments

Management has structured the Company’s internal organization as one business segment for which all operating decisions are made and all operating results are evaluated.

Equipment, Software and Furniture

Equipment, software and furniture is stated at cost and usually expensed at once. If capitalized the depreciation is computed over the estimated useful lives of the assets (generally three to five years) using the straight-line method.

F -8

Oy Tracebit Ab

Notes to Financial Statements (continued)

Software Development Costs

All software development costs of a software product are charged to research and development expense as incurred.

Pensions

The pensions of the company's employees are in the Finnish Statutory employment plan called "TEL" and accounted for as defined contribution plans.

Income Taxes

Income taxes are accounted for using the liability method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109,“Accounting for Income Taxes.” Under SFAS 109, deferred tax assets or liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance would be included in the provision for deferred income taxes in the period of change.

Net Income/Loss Per Share

Loss per share has been calculated in accordance with SFAS No. 128,“Earnings Per Share.” Basic loss per share was computed by dividing the net loss for each period presented by the weighted average number of shares of common stock outstanding for such period.

Cash and Cash equivalents

At September 30,2006 and 2005 cash and cash equivalents consisted of amounts held at bank

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans (SFAS 158). SFAS 158 requires companies to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position. This statement is effective for financial statements as of the end of fiscal years ending after Dec. 15, 2006. The Company does not expect SFAS 158 to have any impact on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect SFAS 157 to have any impact on the consolidated financial statements.

On September 13, 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable of the fiscal 2008. The Company does not expect SAB 108 to have any impact on the consolidated financial statements.

3. Leases

The Company leases office space under operating lease agreements. Rental expense amounted to approximately $4,543 and $4,062 for the nine months ended September 30, 2006 and 2005, respectively.

F -9

Oy Tracebit Ab

Notes to Financial Statements (continued)

4. Related Party Transactions

The company had a loan receivable amounting to (including interest at 2% per annum accumulated from the date the loan was granted) $9,407 and $10,386 at the nine months ended September 30, 2006 and December 31, 2005 respectively from one of its Directors. The Director was appointed after the granting of the loan. The Loan is fully secured.

5. Notes Payable

Notes payable consist of a new loan from the principal shareholder of company. The Loan is interest free until December 31, 2006 and after that the note bears an interest of 5% per annum and the loan is due on December 31, 2007.

6. Subsequent events

MobileMail (US) Inc, Oy Tracebit Ab and Tracebit Holding Oy as Principal shareholder has signed a Letter of Intent on October 30, 2006 that MobileMail would acquire all outstanding shares in Tracebit by issuing 8,168,400 (corresponding to 20% of the issued shares in MobileMail on the closing date) common shares in MobileMail. The closing is dependent on the completion of a US$ 1 million private placement and a completed Due Diligence by all parties.

F -10

MobileMail (US), Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

          The following Unaudited Pro Forma Condensed Combined Consolidated Financial Statements combine the historical consolidated balance sheets and statements of operations of MobileMail (US), Inc. and Oy Tracebit Ab, giving effect to the acquisition using the purchase method of accounting.

          On January 31, 2007, MobileMail (US) Inc. (the “Company”) (OTC BB:MBMU.OB) entered into an Equity Share Purchase Agreement (the “Agreement”) with Tracebit Holding Oy, Capella Capital Oü and Pollux Oü (the “Stockholders”), constituting all of the stockholders of Oy Tracebit Ab, a corporation organized under the laws of Finland (“Tracebit”). Pursuant to the Agreement, at the closing , the Company will purchase all of the issued and outstanding shares of capital stock of Tracebit (the “Shares”).

          The consideration to be paid at closing of the Agreement for the Shares will consist of shares of Common Stock of the Company with a fair value coresponding to $1.

          The acquisition has been completed effective February 6, 2007.

          The Company and its affiliates have no material relationship with Tracebit, the stockholders, or their affiliates, other than pursuant to the Agreement and the Amended Agreement.

Summary Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data

          The Unaudited Pro Forma Combined Consolidated Statements of Operations for the year ended Septmber 30, 2006 and the year ended September 30, 2005 and the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of September 30, 2006 are based on the historical financial statements of MobileMail and Tracebit, after giving effect to the acquisition of Tracebit.

          The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations are presented as if the combination had taken place on October 1, 2004 and October 1, 2005. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet is presented to give effect to the acquisition as if it occurred on September 30, 2006, and combines the balance sheet for MobileMail as of September 30, 2006 with the balance sheet of Tracebit as of September 30, 2006 and reflects the allocation of the purchase price to the Tracebit assets acquired and liabilities.

          The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are based on the estimates and assumptions set forth in the accompanying notes to such statements. The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are prepared for illustrative purposes only and are not necessarily indicative of the results that would have been achieved had the transaction been consummated as of the date indicated or that may be achieved in the future.

          The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements should be read in conjunction with the historical financial statements of MobileMail included in MobileMail’s Form 10-KSB for the year ended September 30, 2006 and the historical financial statements of Tracebit for the year ended December 31, 2005 and the nine months ended September 30, 2006.

          Tracebit’s financial year is different from MobileMail’s and therefore Tracebit’s Income statement is changed to reflect 12 months ending September 30, 2006 and September 30, 2005.

Unaudited Pro Forma Condesed Combined Consolidated Balance Sheet as of September 30, 2006

	Historical		Pro Forma		Pro Forma
Assets	MobileMail	Historical Tracebit	adjustments		Combined
Current assets:
Cash	$23	$1 833	-		$1 856
Accounts receivable	5 618	45 422	-		51 040
Prepaids and other current assets	166 579	56 769	-		223 348
Total current assets	172 220	104 024	-		276 244

Equipment, software and furniture, net	685	-	-		685
Total assets	$172 905	$104 024	$-		$276 929

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$62 364	$6 253	-		$68 617
Accrued salaries and related costs	48 728	69 302	63 340c	)	181 371
Other payables	-	1 888	100 000a	)	101 888
Due to related party	66 377	-	-		66 377
Total current liabilities	177 469	77 443	163 340		418 252

Long-term liabilities:
Convertible Promissory Notes Payable	100 000	-	-		100 000
Notes payable, less current portion	-	45 965	-		45 965
Total liabilities	277 469	123 408	163 340		564 217

Stockholders’ equity (deficit):
Common stock	28 499	3 211	(3 211	)b)	36 724
			8 225a	)
Additional paid-in capital	2 906 559	0	(8 224	)a)	2 898 335
Accumulated deficit/surplus	(3 039 622)	(22 594)	22 594b	)	(3 222 347)
			(63 340	)c)
			(19 385	)a)
			(100 000	)a)
Total stockholders’ equity (deficit)	(104 564)	(19 384)	19 385		(287 288)
Total liabilities and stockholders’ equity (deficit)	$172 905	$104 024	$182 725		$276 929

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the Year Ended September 30, 2006

	Historical	Historical	Pro Forma		Pro Forma
	MobileMail	Tracebit	adjustments		Combined
Revenues:
Wireless applications and contracts	$10 914	$225 257	-		$236 171
Other consulting	-	5 348	-		5 348
Total revenues	10 914	230 604	-		241 518
Cost of revenues:
Wireless applications and contracts	-	(17 144)	-		(17 144)
Total cost of revenues	-	(17 144)	-		(17 144)
Gross profit	10 914	213 460	-		224 374

Operating expenses:
General and administrative	(2 819 292)	(20 956)	(100 000	)a)	(2 840 248)
Research and development		(209 466)	(29 688	)c)	(239 154)
Sales and marketing		(52 590)	(33 652	)c)	(86 242)
Depreciation and amortization			(19 385	)a)	(19 385)
Total operating expenses	(2 819 292)	(283 012)	(182 725)		(3 185 029)
Loss from operations	(2 808 378)	(69 552)	(182 725)		(2 960 655)
Interest income (expense), net	(8 127)	191	-		(7 936)
Tax	-	-	-		-

Net loss/income	$(2 816 505)	$(69 361)	$(182 725)		$(2 968 591)

Net loss/income applicable to common stockholders	(2 816 505)	(69 361)			(2 968 591)
Per share amounts (basic and diluted)	$(0,11)	$(4,62)			$(0,09)

Weighted average shares of common stock
outstanding	26 548 888	15 000			34 773 538

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the Year Ended September 30, 2005

			Pro Forma		Pro Forma
	Historical MobileMail	Historical Tracebit	adjustments		Combined
Revenues:
Wireless applications and contracts	$-	$303 672	-		$303 672
Other consulting	-	8 775	-		8 775
Total revenues	0	312 447	-		312 447
Cost of revenues:
Wireless applications and contracts	-	(2 939)	-		(2 939)
Total cost of revenues	-	(2 939)	-		(2 939)
Gross profit	0	309 508	-		309 508

Operating expenses:
General and administrative	(181 395)	(5 108)	(100 000	)a)	(286 503)
Research and development	-	(182 508)	(30 668	)c)	(213 176)
Sales and marketing	-	(100 750)	(34 763	)c)	(135 513)
Depreciation and amortization	-	-	(19 385	)a)	(19 385)
Total operating expenses	(181 395)	(288 367)	(184 815)		(654 577)
Loss from operations	(181 395)	21 141	(184 815)		(345 069)
Interest income (expense), net	(652)	(443)	-		(1 095)
Tax	-	(6 131)	-		(6 131)

Net loss/income	$(182 047)	$14 567	$(184 815)		$(352 295)

Net loss/income applicable to common stockholders	(182 047)	14 567			(352 295)
Per share amounts (basic and diluted)	$(0,02)	$0,97			$(0,02)

Weighted average shares of common stock
outstanding	8 025 906	15 000			16 250 556

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

Purchase Price Allocation

          The estimated purchase price corresponding to the net assets value of Tracebit (assumed fair value) consists of shares of Common Stock of the Company with a value of $1. Estimated direct transaction costs of $100,000 to be incurred by MobileMail related principally to investment banking fees, legal, consulting, accounting, regulatory fees and taxes and other miscellaneous direct costs associated with the acquisition.

          The purchase price will be allocated to Tracebit’s assets acquired and liabilities assumed based upon their respective fair values at the date of acquisition. The allocation will also take into consideration intangible assets, and pre-acquisition contingencies, if any, acquired at closing. Any remaining unallocated acquisition cost will be considered goodwill.

          The pro forma components and allocation of the estimated purchase price, based on presumed fair values at September 30, 2006, is as follows:

Consideration and direct transaction costs:

MobileMail common stock issued	$1	(i)
Estimated direct transaction costs	100,000	(ii)
Total purchase price	$100,001

Preliminary estimate of the allocation of purchase price:

Cash and cash equivalents	$1,833	(iii)
Current assets	102,191	(iii)
Liabilities assumed	(123,408	)(iii)
Goodwill amortized	19,385i	)
Transaction cost expensed	100,000	(ii)
Total purchase price	$100,001

Assumptions:

(i)	The pro forma presentation reflects the issuance of 8,224,650 shares of MobileMail’s common stock valued at the net assets value of Tracebit which correspond to the fair value of Tracebit, $1.

(ii)

Estimated direct transaction costs of $100,000 to be incurred by MobileMail relate principally to investment banking fees, legal, consulting, accounting, regulatory fees and taxes and other miscellaneous direct costs associated with the acquisition.

(iii)

Assets acquired and liabilities assumed are based on estimated fair values and assumptions as of September 30, 2006, the assumed acquisition date. For purposes of this pro forma presentation, recorded book values are assumed to approximate fair values. The goodwill arising in the transaction is amortized at once as the fair value is assumed to be $1.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

Pro Forma Adjustments

          Pro forma adjustments giving effect to the acquisition in the unaudited pro forma condensed consolidated combined financial statements are as follows:

(a)

To reflect the purchase price adjustments resulting from the par value and additional paid-in capital related to the issuance of common stock, the estimated transactions costs related to the acquisition and the goodwill arising on transaction.

(b)	To eliminate Tracebit’s stockholders’ equity.

(c)

To reflect additional compensation expense resulting from the employment agreements with Tracebit’s Chief Marketing Officer and Chief Technology Officer compared with their current salary arrangement. The new employment agreements become effective at the completion of the transaction.

(c) Exhibits.

Exhibit
Number	Description of Exhibit

10.1	Employment Agreement between the Company and Simon Ådahl dated January 31, 2007

10.2	Employment Agreement between the Company and Miro Wikgren dated January 31, 2007

10.3	Consultant Agreement between the Company and Peter Åhman dated February 1, 2007

10.4	Consultant Agreement between the Company and Gary Flint dated February 6, 2007

10.5	Equity Share Purchase Agreement between Capella Capital OÜ, Pollux OÜ and Tracebit Holding OY and the Company and OY Tracebit AB dated January 31, 2007 (1)

10.6	2007 Incentive Stock Option Plan

(1) Filed as an exhibit to our Current Report on Form 8-K filed with the SEC on February 5, 2007.

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILEMAIL (US) INC.

Date: February 12, 2007	By:	/s/ Peter Åhman
Peter Åhman
President and Chief Executive Officer